STOCK AND ASSET PURCHASE AGREEMENT

BETWEEN

ALPHARMA INC.,

THE OTHER SELLERS NAMED HEREIN

AND

ACTAVIS GROUP HF.

October 17, 2005

TABLE OF CONTENTS

Section 1. Definitions. *

Section 2. Purchase and Sale of the Target Shares and the Acquired Assets *

(a) Basic Transaction *

(b) Preliminary Purchase Price *

(c) The Closing *

(d) Deliveries at Closing *

(e) Preparation of Closing Date Pro Forma Balance Sheet *

(f) Adjustment to Preliminary Purchase Price *

(g) U.K. Acquisition *

(h) Alpharma (Foshan) Pharmaceutical Co., Ltd. *

Section 3. Representations and Warranties Concerning Transaction *

(a) Sellers' Representations and Warranties *

(b) Buyer's Representations and Warranties *

Section 4. Representations and Warranties Concerning the Sellers and the Target Companies and Their Subsidiaries *

(a) Organization, Qualification, and Corporate Power *

(b) Capitalization *

(c) Non-contravention *

(d) Title to Tangible Assets *

(e) Subsidiaries *

(f) SEC Reports; Financial Statements; No Undisclosed Liabilities *

(g) Events Subsequent to December 31, 2004 *

(h) Legal Compliance *

(i) Tax Matters *

(j) Real Property *

(k) Intellectual Property *

(l) Contracts *

(m) Litigation *

(n) Employee Benefits *

(o) Environmental, Health, and Safety Matters *

(p) Labor Matters *

(q) Insurance *

(r) Product Liability *

(s) Customers and Suppliers *

(t) Reserves *

(u) Regulatory Matters *

(v) Certain Business Relationships with the Asset Sellers, the Target Companies and Their Subsidiaries *

(w) Disclosure Generally *

(x) Disclaimer of Other Representations and Warranties *

Section 5. Pre-Closing Covenants *

(a) General *

(b) Notices and Consents *

(c) Operation of Business *

(d) Full Access *

(e) Notice of Developments *

(f) ISRA Compliance *

Section 6. Post-Closing Covenants *

(a) General *

(b) Litigation Support *

(c) Transition *

(d) Covenant Not to Compete; Nonsolicitation *

(e) Use of Name and Trademarks *

(f) Employee Benefits Matters. *

(g) Labor Matters; WARN Act *

(h) Insurance *

(i) Confidentiality. *

(j) Post-closing ISRA Obligations. *

(k) Cooperation Relating to Exercises of Stock Options *

(l) Payment of Bonus Obligations *

Section 7. Conditions to Obligation to Close *

(a) Conditions to Buyer's Obligation *

(b) Conditions to Sellers' Obligation *

Section 8. Remedies for Breaches of This Agreement. *

(a) Survival of Representations and Warranties *

(b) Indemnification Provisions for Buyer's Benefit *

(c) Indemnification Provisions for Sellers' Benefit *

(d) Matters Involving Third Parties *

(e) Limitations on Indemnification. *

(f) Determination of Adverse Consequences *

(g) Exclusive Remedy *

Section 9. Tax Matters *

(a) Tax-Sharing Agreements *

(b) Tax Indemnification *

(c) Returns for Periods Through the Closing Date *

(d) Tax Proceedings *

(e) Code Section338(h)(10) Election *

(f) Indemnification for Post-Closing Transactions *

(g) Post-Closing Transactions Not in Ordinary Course *

(h) Tax Refunds and Credits *

(i) Cooperation *

(j) VAT *

(k) Exclusive Tax Remedy *

Section 10. Termination *

(a) Termination of Agreement *

(b) Effect of Termination *

Section 11. Miscellaneous *

(a) Press Releases and Public Announcements *

(b) No Third-Party Beneficiaries *

(c) Entire Agreement *

(d) Succession and Assignment *

(e) Counterparts *

(f) Headings *

(g) Notices *

(h) Governing Law *

(i) Specific Performance *

(j) Amendments and Waivers *

(k) Severability *

(l) Expenses *

(m) Transfer Taxes *

(n) Allocation of Purchase Price *

(o) Construction *

(p) Incorporation of Exhibits, Annexes, and Schedules *

(q) Governing Language *

Exhibit A	-	Employees of the Business
Exhibit B-1	-	Target Pro Forma Balance Sheet
Exhibit B-2	-	Generic Pharmaceutical Business of Alpharma Inc. Balance Sheet Bridge
Exhibit C	-	Bill of Sale and Assignment
Exhibit D	-	Instrument of Assumption
Exhibit E	-	Financial Statements
Exhibit F	-	Alpharma Severance Plan
Exhibit G-1	-	Form of Copenhagen Facility Lease Agreement
Exhibit G-2	-	Form of Copenhagen Facility Toll Manufacturing Agreement
Exhibit G-3	-	Form of Skøyen Lease Agreement
Exhibit G-4	-	Form of Elizabeth Shared Facility Agreement
Exhibit G-5	-	Form of Piscataway Shared Facility Agreement
Exhibit G-6	-	Form of Elizabeth Facility Toll Manufacturing Agreement
Exhibit G-7	-	Form of API Supply Agreement
Exhibit G-8	-	Form of Vancomycin Distribution Agreements
Exhibit G-9	-	Form of IT Transition Services Agreement
Exhibit G-10	-	Form of Trademark License Agreement
Exhibit G-11	-	Form of Branded Pharmaceuticals Distribution Agreement
Exhibit G-12	-	Form of Administrative Services Agreement
Exhibit G-13	-	Form of Parmed Supply Agreement
Exhibit H-1	-	Form of Opinion of Kirkland & Ellis LLP
Exhibit H-2	-	Form of Opinion of Richards, Layton & Finger, P.A.

Annex I	-	Target Companies
Annex II-A	-	Acquired Assets
Annex II-B	-	Certain Assets in Elizabeth Facility
Annex III	-	Assumed Liabilities
Annex IV	-	Indebtedness
Annex V	-	Exceptions to Seller's Representations and Warranties Concerning Transaction
Annex VI	-	Exceptions to Buyer's Representations and Warranties Concerning Transaction

Disclosure Schedule	-	Exceptions to Representations and Warranties Concerning the Target Companies and Their Subsidiaries

Allocation Schedule	-	Purchase Price Allocation

STOCK AND ASSET PURCHASE AGREEMENT

This Stock and Asset Purchase Agreement (this "Agreement") is entered into as of October 17, 2005, by and among Actavis Group hf., a corporation organized under the laws of Iceland ("Buyer"), Alpharma Inc., a Delaware corporation ("Seller"), Alpharma Bermuda G.P., a Bermuda general partnership ("Alpharma Bermuda"), Alpharma (Luxembourg) S.a.r.l., a company organized under the laws of Luxembourg ("Alpharma S.a.r.l."), Cox Investments Limited, a company organized under the laws of the United Kingdom ("Cox Investments"), Barre Parent Corporation, a Delaware corporation ("Barre"), Purepac Pharmaceutical Holdings, Inc., a Delaware corporation ("Purepac Holdings"), Alpharma U.S. Inc., a Delaware corporation ("Alpharma U.S."), Alpharma (U.K.) Limited, a company organized under the laws of the United Kingdom ("Alpharma U.K."), Alpha-Lux Investments S.a.r.l., a company organized under the laws of Luxembourg ("Alpharma Luxembourg"), Alpharma ApS, a company organized under the laws of Denmark ("Alpharma Denmark"), Alpharma Holding, Inc., a Delaware corporation ("Alpharma Holding" and, collectively with Seller, Barre, Purepac Holdings, Alpharma U.S., Alpharma Luxembourg and Alpharma Denmark, the "Share Sellers"), and Alpharma AS, a company organized under the laws of Norway ("Alpharma Norway" and, collectively with Alpharma Denmark and Alpharma Luxembourg, the "Asset Sellers"). Buyer, Seller, the Share Sellers and the Asset Sellers are referred to collectively herein as the "Parties."

Seller indirectly owns and the Share Sellers directly own all of the outstanding capital stock of certain of Seller's Subsidiaries listed on Annex I attached hereto (the "Target Companies"). Seller also indirectly owns all of the outstanding capital stock of Asset Sellers.

This Agreement contemplates a transaction (the "Transaction") in which (i) Buyer will purchase from the Share Sellers, and the Share Sellers will sell to Buyer, all of the outstanding capital stock of the Target Companies in return for cash, (ii) Buyer will purchase from the Note Sellers (as defined below), and the Note Sellers will sell and assign to Buyer, all of the Note Sellers' interests in and rights under the German Loan (as defined below) and the U.K. Note (as defined below), and (iii) Buyer will purchase from the Asset Sellers, and the Asset Sellers will sell to Buyer, certain assets and liabilities of the Asset Sellers in return for cash.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

SECTION 1.      Definitions.

"Acquired Assets" means all of the right, title and interest that Seller and its Subsidiaries possess in and to all of the assets and properties (whether real, personal or mixed or tangible or intangible) of every kind and description, wherever located, of the Asset Sellers related to the Business and those assets that are described on Annex II-A attached hereto; provided, however, that in no case shall the Acquired Assets include (i) any Intellectual Property or Business Application related to Vancomycin, Collistan or Kadian, (ii) the corporate charter, qualifications to do business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance and existence of any of the Asset Sellers as a corporation or other entity, (iii) any Cash or Intercompany Receivables, (iv) any refund, credit or other asset relating to any Pre-Closing Period Income Tax, and any refund, credit or other asset relating to any Pre-Closing Period Non-Income Tax except to the extent that such Pre-Closing Period Non-Income Tax is reflected on the Closing Date Pro Forma Balance Sheet, (v) any of the rights of Seller or any of the Asset Sellers under this Agreement (or any side agreement between Seller or any Asset Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement), (vi) any insurance policy under the Alpharma Global Insurance Program other than the Foreign Local Insurance Policies, (vii) Kadian, or (viii) the assets located in the Manufacturing Facility in Elizabeth, New Jersey described on Annex II-B attached hereto.

"Acquired IP Assets" means any Intellectual Property included in the Acquired Assets.

"Actual Value" has the meaning set forth in 0 below.

"Administrative Services Agreement" has the meaning set forth in 0 below."

"Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, site assessment and remediation costs arising under any Environmental, Health, and Safety Requirements, losses, expenses, and fees, including court costs and reasonable fees and expenses of counsel, environmental consultants and other experts.

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

"Affiliated Group" means any affiliated group within the meaning of Code Section1504(a) or any similar group defined under a similar provision of state, local or foreign law.

"Alpharma Bermuda" has the meaning set forth in the preface above.

"Alpharma Credit Agreement" means the Credit Agreement dated as of October 17, 2005 by and among Seller and certain of its Subsidiaries and Bank of America, N.A., as Administrative Agent, and the lenders party thereto from time to time, as amended, supplemented or otherwise modified from time to time and any credit agreement which it replaces.

"Alpharma Credit Agreement Lien" means any security interest, pledge or other Lien in existence immediately prior to the Closing under the Alpharma Credit Agreement with respect to the Acquired Assets, Target Shares or any assets of the Target Companies or their Subsidiaries.

"Alpharma Denmark" has the meaning set forth in the preface above.

"Alpharma Global Insurance Program" means the portfolio of property, casualty and executive liability insurance policies of Seller and its Subsidiaries with respect to the operations of Seller and its Subsidiaries which are negotiated and administered by Seller's corporate risk management department (including the Global Liability, Global Property, Global Transit, Surety, Director's and Officer's Liability and other executive management liabilities policies, and the U.S. Casualty program).

"Alpharma Holding" has the meaning set forth in the preface above.

"Alpharma Luxembourg" has the meaning set forth in the preface above.

"Alpharma Norway" has the meaning set forth in the preface above.

"Alpharma S.a.r.l." has the meaning set forth in the preface above.

"Alpharma U.K." has the meaning set forth in the preface above.

"Alpharma U.S." has the meaning set forth in the preface above.

"Ancillary Agreements" means, collectively, the Copenhagen Facility Lease Agreement, the Copenhagen Facility Toll Manufacturing Agreement, the Skøyen Lease Agreement, the Elizabeth Shared Facility Agreement, the Piscataway Shared Facility Agreement, the Elizabeth Facility Toll Manufacturing Agreement, the API Supply Agreement, the Vancomycin Distribution Agreements, the IT Transition Services Agreement, the Trademark License Agreement, the Branded Pharmaceuticals Distribution Agreement, the Administrative Services Agreement, the Parmed Supply Agreement and the Finance Support Agreements.

"ANDA" means an abbreviated new drug application which is submitted to the FDA for approval to manufacture and/or sell a pharmaceutical product in the United States pursuant to the FDC Act.

"ANDA Product" means each Product designated as an ANDA Product on Section 4(u)(vii) of the Disclosure Schedule.

"Animal Health Business" means the assets and operations of the animal health business of Seller and certain of its Subsidiaries that consists of research, development, manufacture, distribution and sale of products to the animal farming industry.

"API Business" means the business of Seller and certain of its Subsidiaries that develops, manufactures and markets active pharmaceutical ingredients that are used primarily in the manufacture of finished dose human pharmaceutical products.

"API Supply Agreement" has the meaning set forth in 0 below.

"Asset Sellers" has the meaning set forth in the preface above.

"Assumed Employee Benefit Plan" means each Seller Employee Benefit Plan or portion thereof that Buyer or any of its Subsidiaries retains or assumes as required by applicable law or from which any Buyer Entities or any Employee Benefit Plan maintained by Buyer Entities shall receive a transfer of assets or liabilities pursuant to Section 6(f).

"Assumed Liabilities" means all liabilities and obligations of Seller with respect to guarantees by Seller of any letters of credit and acceptances (or instruments serving a similar function) issued or created for the account of the Business and all of the liabilities and obligations of the Asset Sellers related to the Business (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), as described in Annex III attached hereto or as reflected on the Closing Date Pro Forma Balance Sheet, including (i) all liabilities of the Asset Sellers for unpaid Non-Income Taxes of the Asset Sellers relating to the Business for any Pre-Closing Period, but only to the extent such Tax liabilities do not exceed the reserve for Non-Income Tax liabilities included in the Closing Date Pro Forma Balance Sheet, (ii) all liabilities and obligations of the Asset Sellers under the agreements, contracts, leases, licenses, and other arrangements related to the Business and assigned to Buyer in accordance with the terms of this Agreement, (iii) all liabilities and obligations of the Asset Sellers related to the Employees of the Business and former employees of the Business employed by or formerly employed by the Asset Sellers to the extent expressly assumed under Section 6(f) below, (iv) all liabilities arising out of any personal injury and/or death or damage to property relating to or arising in connection with the Products marketed, distributed, sold or otherwise provided by, or on behalf of, any of the Asset Sellers, except to the extent Insurance responds to any claims with respect to such liabilities that arise prior to the Closing, (v) all liabilities and obligations of the Asset Sellers with respect to any letters of credit and acceptances (or instruments serving a similar function) issued or created for the account of the Business, and (vi) all liabilities relating to the Pfizer Litigation; provided, however, that the Assumed Liabilities shall not include (x) any Excluded Liabilities, (y) any Retained Liabilities or (z) any liability or obligation of any of the Sellers under this Agreement (or under any side agreement between any of the Sellers on the one hand and Buyer on the other hand entered into on or after the date of this Agreement).

"Barre" has the meaning set forth in the preface above.

"Bonus Obligations" means any payment accrued in respect of Employees of the Business under the Executive Bonus Plan of Seller or any other bonus plan of Seller or its Subsidiaries for the portion of Seller's fiscal year in which the Closing Date occurs that has elapsed prior to the Closing Date (and for any prior fiscal year, if not paid prior to the Closing Date) based on the level of achievement of the bonus criteria specified in such plans for such bonuses; provided that no payments payable under any sales incentive plans of Seller or its Subsidiaries shall constitute Bonus Obligations.

"Branded Pharmaceutical Business" means the business of Seller and certain of its Subsidiaries that develops, manufactures and markets Kadian and markets Pexeva.

"Branded Pharmaceuticals Distribution Agreement" has the meaning set forth in 0 below.

"Branded Pharmaceutical Products" means all branded products sold on or after the Closing Date as a branded product as opposed to an AB rated generic product.

"Business" means the assets, liabilities and operations of the worldwide generic pharmaceutical business of Seller and its Subsidiaries that consists of research, development, manufacture, distribution, sale and marketing of the Products as conducted by Seller and its Subsidiaries as of the Closing Date; provided that in no case does the Business include the Branded Pharmaceutical Business, the Animal Health Business, the API Business or the Parmed Business.

"Business Application" has the meaning set forth in 0 below.

"Buyer" has the meaning set forth in the preface above.

"Buyer Election" has the meaning set forth in Section 2(g) below.

"Buyer Entities" means, as of and from the Closing Date, Buyer and its Affiliates and the Target Companies and their Subsidiaries.

"Cash" means (a) cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements and (b) all VAT deposits.

"cGMPs" has the meaning set forth in 0 below.

"Closing" has the meaning set forth in 0 below.

"Closing Date" has the meaning set forth in 0 below.

"Closing Date Pro Forma Balance Sheet" has the meaning set forth in 0 below.

"Code" means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder by the United States Department of Treasury.

"Collective Bargaining Agreements" has the meaning set forth in 0 below.

"Collistan" means the collistan finished pharmaceutical product as currently sold by Seller and its Subsidiaries.

"Commitment Letters" has the meaning set forth in 0 below.

"Compliant" means, with respect to any information, that such information does not contain any untrue statement of a material fact or omit to state any material fact regarding the Business necessary in order to make such information not misleading, in each case assuming such information is intended to be the information to be used for a public offering of securities by the Business pursuant to Regulation S-K and Regulation S-X and a registration statement on Form S-1 (or any applicable successor form) under the Securities Act.

"Confidential Business Information" has the meaning set forth in 0 below.

"Confidential Information" means any information concerning the business and affairs of Seller and its Subsidiaries that is not already generally available to the public.

"Confidentiality Agreement" has the meaning set forth in 0 below.

"Controlling Party" has the meaning set forth in 0 below.

"Copenhagen Facility Lease Agreement" has the meaning set forth in 0 below.

"Copenhagen Facility Toll Manufacturing Agreement" has the meaning set forth in 0 below.

"Core Jurisdiction" means the United States, the United Kingdom or the Federal Republic of Germany (or any political subdivision of the foregoing).

"Covered Products" means the Products of the Business as of the Closing Date and the products that are listed in the letter, dated the date of this Agreement, of Seller to Buyer, a copy of which letter has been delivered to Seller concurrently herewith.

"Cox Investments" has the meaning set forth in the preface above.

"Cox Liabilities" means all of the liabilities and obligations of, or related to the ownership or operation of, Cox Investments (whether known or unknown, whether contractual or otherwise, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), but not any of the liabilities or obligations of any Affiliates or Subsidiaries of Cox Investments.

"Current Assets" means the sum of the dollar amounts reflected on the Target Pro Forma Balance Sheet and the Closing Date Pro Forma Balance Sheet, respectively, for accounts receivable, inventory, prepaid expenses and other items that would be classified as "current assets" in accordance with GAAP; provided, however, that Cash, any refund, credit or other asset relating to any Income Tax, Intercompany Receivables and prepaid insurance obligations related to the Alpharma Global Insurance Program shall be excluded from such sum.

"Current Liabilities" means the sum of the dollar amounts reflected on the Target Pro Forma Balance Sheet and the Closing Date Pro Forma Balance Sheet, respectively, for accounts payable and accrued expenses and other items that would be classified as "current liabilities" in accordance with GAAP; provided, however, that accruals with respect to Income Taxes for any Pre-Closing Period, Intercompany Payables, Bonus Obligations, and any Retention Arrangements shall be excluded from such sum.

"DEA" has the meaning set forth in Section 4(u)(i) below

"Disclosure Schedule" has the meaning set forth in 0 below.

"Draft Closing Date Pro Forma Balance Sheet" has the meaning set forth in 0 below.

"Elizabeth Facility Toll Manufacturing Agreement" has the meaning set forth in 0 below.

"Elizabeth Shared Facility Agreement" has the meaning set forth in 0 below.

"Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA Section 3(3)) and any other plan, program, arrangement, practice or agreement providing for compensation, severance, termination pay, deferred compensation, retirement, pension, bonus awards, performance awards, retention or other change in control awards, incentive compensation, stock or stock-related awards, fringe benefits or other material employee benefits of any kind, whether written or unwritten or otherwise, funded or unfunded.

"Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

"Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

"Employees of the Business" means (i) all Persons employed on the Closing Date by the Target Companies and their Subsidiaries, except those employees listed on Exhibit A attached hereto and (ii) those employees of the Asset Sellers who on the Closing Date work in the operation of the Business (such employees as of the date hereof listed on Exhibit A attached hereto), including in all cases, any Inactive Employees.

"Environmental, Health, and Safety Requirements" means all federal, state, local, and foreign statutes, regulations, ordinances, legally binding rulings or other requirements of any Governmental Entity, other than statutes, regulations, ordinances, rulings or other requirements of any Governmental Entity, including the FDA, the U.S. Drug Enforcement Agency, the Centers for Medicare and Medicaid Services of the U.S. Department of Health and Human Services, and Foreign Authorities, with respect to the manufacture, sale, labeling, storing, testing, distribution, promotion and marketing of the Products, concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means each entity that is treated as a single employer with any of the Target Companies for purposes of Code Section 414.

"Excluded Liabilities" means (a) any liabilities of any of the Asset Sellers accrued prior to or as of the Closing Date with respect to Bonus Obligations, (b) any liabilities of any of the Asset Sellers and their Affiliates arising out of any personal injury and/or death or damage to property relating to the Products marketed, distributed, sold or otherwise provided by, or on behalf of, any of the Sellers or their Subsidiaries to the extent Insurance responds to any claims with respect to such liabilities that arise prior to the Closing, (c) any Intercompany Payables that are liabilities of the Asset Sellers, (d) Sellers' pension liabilities (except for liabilities with respect to pensions to be transferred under 0), (e) Tax liabilities of the Asset Sellers for which the Sellers are responsible under 0, (f) accruals for U.S. audit fees related to the audit by BDO Seidman, LLP of Seller's consolidated financial statements for the year ended December 31, 2005, (g) any liabilities of any of the Asset Sellers relating to the Animal Health Business, the API Business, the Branded Pharmaceutical Business, the Parmed Business or the research, development or manufacture of Vancomycin, (h) any Indebtedness of any of the Asset Sellers, (i) any liabilities of any of the Asset Sellers to any current or former stockholder of any of the Asset Sellers to the ownership or issuance of any capital stock or other equity interest of the Asset Sellers, (j) any liabilities of any of the Asset Sellers relating to any reports, schedules, forms, statements or other documents filed by Seller or any of its Subsidiaries with the SEC, (k) any liabilities of any of the Asset Sellers with respect to ISRA and any regulatory filings, site investigation or site remediation activities required pursuant to ISRA, including but not limited to ISRA Compliance obligations under this Agreement except to the extent arising from releases of Hazardous Substances occurring after the Closing Date, and (l) any liabilities of any of the Asset Sellers or their Affiliates to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements.

"FDA" means the United States Food and Drug Administration, and any successor agency or entity thereto that may be established hereafter.

"FDC Act" means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. Section 301, et seq., as amended.

"Final Pro Forma Working Capital" means the Working Capital set forth on the Closing Date Pro Forma Balance Sheet.

"Finance Support Agreements" has the meaning set forth in 0 below.

"Financial Statements" has the meaning set forth in 0 below.

"Financing" has the meaning set forth in 0 below.

"Foreign Authorities" has the meaning set forth in 0 below.

"Foreign Local Insurance Policies" means those certain property, casualty or executive liability policies of the Asset Sellers which are not associated with or part of the Alpharma Global Insurance Program to the extent such policies are assignable and relate solely to the Business.

"Foreign Target Companies" means all Target Companies other than the U.S. Target Companies.

"GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

"German Loan" means the Loan Agreement, effective as of June 18, 1999, between Alpharma Bermuda, as lender, and Alpharma-Isis GmbH & Co. KG, as borrower, for an original principal outstanding amount of $151,534,261, as amended, supplemented or modified and in effect as of the date of this Agreement.

"Governmental Entity" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court, tribunal or arbitrator (public or private); provided that such term shall not be deemed to refer to any Taxing Authority.

"Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Hazardous Substance" means any pollutant, contaminant, chemical, petroleum or any fraction thereof, asbestos or asbestos-containing-material, polychlorinated biphenyls, or toxic or otherwise hazardous substance, material or waste, including all substances, materials or wastes regulated or giving rise to liability under any Environmental, Health, and Safety Requirement.

"High Value" has the meaning set forth in 0 below.

"Hypothetical Asset Sale" has the meaning set forth in Section 9(e)(i) below.

"Hypothetical Stock Sale" has the meaning set forth in Section 9(e)(i) below.

"Inactive Employees" means Employees of the Business who as of the Closing Date are on approved leave of absence (including medical leave and short-term or long-term disability) or vacation provided that such Person returns to work within 180 days after the Closing or is otherwise entitled to reinstatement under any applicable law upon presenting themselves for duty to the Business.

"Income Tax" means any U.S. federal, state or local, or non-U.S. income tax measured by or imposed on net income, including any interest, penalty, or addition thereto, whether disputed or not.

"Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

"Indebtedness" means, of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than accounts payable for goods and services incurred in the Ordinary Course of Business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all liabilities in respect of capital leases, (d) all obligations of such Person in respect of letters of credit and acceptances (or instruments serving a similar function) issued or created for the account of such Person other than those set forth on Annex IV attached hereto, (e) all liabilities secured by any Lien other than Permitted Liens on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (f) any guarantee of such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof, and (g) all obligations of the kind referred to in clauses (a) through (f) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien other than Permitted Liens on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (h) all obligations of such Person in respect of all interest rate swaps, caps or collar agreements or similar arrangements providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

"Indemnified Party" has the meaning set forth in 0(i) below.

"Indemnifying Party" has the meaning set forth in 0(i) below.

"Insurance" means all insurance benefits, including rights and proceeds, arising from or relating to any liabilities of any of the Asset Sellers or any of the Target Companies or their Subsidiaries arising out of any personal injury and/or death or damage to property relating to the Products marketed, distributed, sold or otherwise provided by, or on behalf of, any of the Sellers prior to the Closing, exclusive of any deductibles, self-insured retentions, or other amounts including but not limited to allocated and unallocated loss expenses as defined in the policies governing such benefits.

"Insurance Policies" has the meaning set forth in 0 below.

"Intellectual Property" means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including such rights in and to: all patents, patent applications, utility models and like rights in inventions and any reissuances, continuations, divisions, extensions or reexaminations thereof; all trademarks, service marks, and trade names, all goodwill associated therewith and related registrations, applications and renewals; all copyrights and related registrations, applications and renewals and all copyrightable works of authorship; all trade secrets, technology and know-how (including "freedom to operate", research and other strategic know-how regarding marketing opportunities); all product and regulatory files, including formulations; database rights; software, including data files, source code, object code, application programming interfaces, databases and other software-related specifications and documentation; Internet domain names; and all rights, interests and obligations under contracts and agreements relating to the license or other conveyance of any of the foregoing.

"Intercompany Payables" means obligations owed by an Asset Seller or a Target Company or any Target Subsidiary to Seller or any of its Affiliates, other than the German Loan and the U.K. Note.

"Intercompany Receivables" means obligations owed to an Asset Seller or a Target Company or any Target Subsidiary by Seller or any of its Affiliates.

"Inventory" means all finished goods, work in process and raw materials of the Business.

"ISRA" means the New Jersey Industrial Site Recovery Act (N.J. Stat. Ann. Section 13:1K-6 et. Seq.) and corresponding administrative rules and regulations (N.J. Admin. Code Section 7:26B).

"ISRA Approval" means approval of the New Jersey Department of Environmental Protection under ISRA allowing the contemplated transaction to proceed to Closing with respect to Owned Real Property and Leased Real Property located in New Jersey.

"ISRA Compliance" has the meaning set forth in 0 below.

"IT Resources" means all the equipment, networks, hardware, software, technical knowledge, expertise and other resources, including all information technology resources and computer systems, held, owned or used by any of the Sellers, the Target Companies or any of their respective Subsidiaries to the extent used in connection with the Business as currently conducted and, in all material respects, as conducted during the 12-month period prior to the date of this Agreement, or which are necessary for the provision of the Services (as defined in the IT Transition Services Agreement).

"IT Transition Services Agreement" has the meaning set forth in 0 below.

"June Financial Statements" has the meaning set forth in 0 below.

"Kadian" means morphine sulfate capsules, including (i) morphine sulfate capsules covered by the NDA filed by Alpharma or one of its Subsidiaries, as such NDA may be amended or supplemented from time-to-time and any derivatives of such product utilizing the same active ingredient and (ii) all proprietary information, data, processes (including the production process for morphine sulphate) and technology relating to morphine sulfate capsules, including the manufacturing process, line extensions and additional dosage forms, the anti-abuse delivery system and alcohol resistant coating process, whether for use in connection with morphine sulfate capsules or any other pharmaceutical product and any alterations or improvements on such system or process; excluding sustained release technology and any general manufacturing processes presently utilized in the manufacturing process for morphine sulfate capsules (to the extent not covered by a Patent).

"Knowledge" means, with respect to Seller, the actual knowledge of Ingrid Wiik, Fred Lynch, Doug Boothe, Svend Anderson, Robert Wrobel, George Rose, Richard Cella, Elin Gabriel, Dr. Samir Ghodbane, John LaRocca, Nasrat Hakim, Matthew Farrell, Vince Esposito, or Michael Butler, in each case with respect each such individual's relevant area of expertise, after reasonable inquiry.

"Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property that is used in the Business.

"Leases" means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which any of the Asset Sellers (to the extent used in the Business) or any of the Target Companies or their Subsidiaries holds any Leased Real Property.

"Licensed Target Companies IP" means all Target Companies IP that is not owned by the Target Companies or their Subsidiaries.

"Lien" means any mortgage, pledge, lien, encumbrance, charge, security interest, title defect, claim, option, right of first refusal, other restriction on transfer, easement, pledge, indenture, deed of trust, right of way, encroachment, security agreement or any other encumbrance, restriction or limitation on the use of real or personal property or irregularity in title thereto, other than (i) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings and (ii) restrictions under the Securities Act and state securities laws regarding the transfer of securities.

"Low Value" has the meaning set forth in 0 below.

"Manufacturing Facilities" means the facilities of the Asset Sellers or the Target Companies or their Subsidiaries located in Elizabeth, New Jersey; Baltimore, Maryland; Lincolnton, North Carolina; Barnstaple, England; Lier, Norway; Norgesplaster, Norway; Foshan, China; and Jakarta, Indonesia.

"Marketing Authorization" means an application which is submitted to a Foreign Authority for approval to manufacture and/or sell a pharmaceutical product in the jurisdiction of such Foreign Authority pursuant to applicable laws.

"Marketing Authorization Product" means each Product designated as a Marketing Authorization Product on 0 of the Disclosure Schedule.

"Marketing Material" has the meaning set forth in 0 below.

"Material Adverse Effect" or "Material Adverse Change" means any effect or change that, individually or when taken together with all other effects and changes, is or would reasonably be expected to be materially adverse to the business, assets (including Intellectual Property), results of operations or condition (financial or otherwise) of the Business, taken as a whole; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change or effect, after the date hereof, arising from or relating to (1) general business or economic conditions, including such conditions related to the Business, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in United States generally accepted accounting principles, (5)  changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity (in the case of each of subclauses (1)-(5), other than any changes and effects to the extent that such changes or effects, individually or in the aggregate, would reasonably be expected to have a disproportionate adverse effect on the Business as compared to other participants in the U.S. or international pharmaceutical industry) or (6) the failure of any bioequivalence study with respect to any products of the Business under development; and (b) any adverse change or effect relating to the Business that is cured by Seller before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to 0 hereof.

"Material Contract" has the meaning set forth in 0 below.

"Material IP Contracts" has the meaning set forth in Section 4(k)(ii) below.

"Multiemployer Plan" has the meaning set forth in ERISA Section 4001(a)(3).

"NJDEP" means the New Jersey Department of Environmental Protection.

"NDA" means a new drug application which is submitted to the FDA for approval to manufacture and/or sell a pharmaceutical product in the United States pursuant to the FDC Act.

"Noncompete Period" has the meaning set forth in 0 below.

"Noncontrolling Party" has the meaning set forth in 0 below.

"Non-Income Taxes" means Taxes other than Income Taxes.

"Note Seller" means Alpharma Bermuda, with respect to its interest in and rights under the German Loan, and Alpharma S.a.r.l., with respect to its interest in and rights under the U.K. Note.

"Ordinary Course of Business" means the ordinary course of business of the Business consistent with past custom and practice (including with respect to quantity and frequency).

"Owned Real Property" means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any of the Asset Sellers and used in the Business or any of the Target Companies or their Subsidiaries.

"Paragraph IV Filing" means the filing of an ANDA or its equivalent under Section 505(j)(2)(A)(vii)(IV) of the FDC Act, including a so-called "Paragraph IV certification".

"Parmed" means Parmed Pharmaceuticals, Inc., a Delaware corporation.

"Parmed Business" means the business of Seller and certain of its Subsidiaries that purchases pharmaceutical products manufactured by third-parties and resells such pharmaceutical products and/or performs other wholesaling functions.

"Parmed Supply Agreement" has the meaning set forth in 0 below.

"Party" has the meaning set forth in the preface above.

"PBGC" means the Pension Benefit Guaranty Corporation.

"Permitted Liens" means with respect to each parcel of Owned Real Property: (a) real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Owned Real Property to the extent they are (i) not due and payable as of the Closing Date or (ii) being contested in good faith by appropriate proceedings; (b) mechanics liens and similar liens for labor, materials, or supplies provided with respect to such Owned Real Property incurred in the Ordinary Course of Business for amounts that are (i) not delinquent and not, in the aggregate, material in amount or effect on the Business or (ii) securing payment of less than $50,000 or (iii) being contested in good faith by appropriate proceedings; (C) zoning, building codes, and other land use laws regulating the use or occupancy of such Owned Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such Owned Real Property; and (D) easements, covenants, conditions, restrictions, and other similar matters affecting title to such Owned Real Property and other similar title defects not securing the payment of money that do not or would not materially impair the value, use or occupancy of such Owned Real Property in the operation of the Business.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Entity (or any department, agency, or political subdivision thereof).

"Pfizer Litigation" means the litigation referred to as "Warner-Lambert Co. v. Purepac Pharmaceutical Co." currently before the United States District Court for the District of New Jersey regarding alleged patent infringement by Purepac Pharmaceutical Co. with respect to its gabapentin product and any appeals or adjournments thereof, however captioned.

"Piscataway Shared Facility Agreement" has the meaning set forth in 0 below.

"Post-Closing Period" means any taxable period or portion thereof that is not a Pre-Closing Period.

"Pre-Closing Period" means any taxable period or portion thereof ending on or before the Closing Date or, as the context may require, all such periods. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period to the end of the Closing Date shall constitute a Pre-Closing Period.

"Preliminary Purchase Price" has the meaning set forth in 0 below.

"Products" means the products of the Business for which Business Applications are listed on 0 of the Disclosure Schedule.

"Purchase Price" has the meaning set forth in 0 below.

"Purepac Holdings" has the meaning set forth in the preface above.

"Real Property" means, collectively, the Leased Real Property and the Owned Real Property.

"Regulatory Approval" means (a) an approval issued by the FDA for an ANDA and (b) an approval issued by a Foreign Authority for a Marketing Authorization.

"Remedial Measures" means any measures or actions required or undertaken to investigate, monitor, clean up, remove, treat, contain or otherwise remediate the presence or release, or threatened release, of any Hazardous Substance, or to achieve or maintain compliance with applicable requirements, permits or obligations issued pursuant to any Environmental, Health, and Safety Requirement.

"Retained Liabilities" means (a) any liabilities of any of the Target Companies or their Subsidiaries accrued as of the Closing Date with respect to Bonus Obligations, (b) any liabilities of any of the Target Companies or their respective Affiliates arising out of any personal injury and/or death or damage to property relating to the Products marketed, distributed, sold or otherwise provided by, or on behalf of, any of the Sellers or their Subsidiaries to the extent Insurance responds to any claims with respect to such liabilities that arise prior to the Closing, (c) any Intercompany Payables that are liabilities of the Target Companies or their Subsidiaries, (d) Seller's pension liabilities (except for liabilities with respect to pensions to be transferred pursuant to 0 below), (e) Taxes of the Target Companies and their Subsidiaries for which the Sellers are responsible under 0, (f) accruals for U.S. audit fees related to the audit by BDO Seidman, LLP of Seller's consolidated financial statements for the year ended December 31, 2005, (g) any liabilities of any of the Target Companies or their Subsidiaries relating to the Animal Health Business, the API Business, the Branded Pharmaceutical Business, the Parmed Business or the research, development or manufacture of Vancomycin, (h) any Indebtedness of any of the Target Companies or their Subsidiaries other than the U.K. Note and the German Loan to the extent assumed by Buyer or its Affiliates at Closing pursuant to the terms of this Agreement, (i) any liabilities of any of the Target Companies to any current or former stockholder of any of the Target Companies related to the ownership or issuance of any capital stock or other equity interest of the Target Companies, (j) any liabilities of any of the Target Companies or their Subsidiaries for any fines or penalties levied by the SEC on Seller or any of the Target Companies or their Subsidiaries relating to any reports, schedules, forms, statements or other documents filed by Seller or any of its Subsidiaries with the Securities and Exchange Commission, (k) any liabilities of any of the Target Companies or their Subsidiaries with respect to ISRA and any regulatory filings, site investigation or site remediation activities required pursuant to ISRA, including ISRA Compliance obligations under this Agreement except to the extent arising from releases of Hazardous Substances occurring after the Closing Date, (l) any liabilities of any of the Sellers or their Affiliates to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements; and (m) to the extent that Buyer purchases all of the shares of Cox Investments from Alpharma U.K. pursuant to Section 2(g), all Cox Liabilities related to the ownership or operation of Cox Investments on or prior to the Closing or arising out of the transfer of the shares of Cox Investments pursuant to this Agreement, in each case, other than liabilities that would have been incurred by Alpharma Limited had Buyer acquired the shares of Alpharma Limited rather than the shares of Cox Investments.

"Retained Real Property" means the following facilities used in the Business, which are owned by Asset Sellers and shall not be transferred to Buyer: (a) Piscataway, New Jersey, (b) Copenhagen, Denmark, and (c) Skøyen, Norway.

"Retention Arrangements" means those letter agreements issued to Employees of the Business listed in Section 6(f)(vi) of the Disclosure Schedule.

"SEC" means the United States Securities and Exchange Commission.

"Section 338(h)(10) Election" has the meaning set forth in 0(i) below.

"Securities Act" means the Securities Act of 1933, as amended.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Seller" has the meaning set forth in the preface above.

"Seller Employee Benefit Plan" has the meaning set forth in 0 below.

"Seller Name" has the meaning set forth in 0 below.

"Sellers" means Seller, the Share Sellers and the Asset Sellers, collectively.

"Significant Customers" has the meaning set forth in 0 below.

"Significant Suppliers" has the meaning set forth in 0 below.

"Share Sellers" has the meaning set forth in the preface above.

"Skøyen Lease Agreement" has the meaning set forth in 0 below.

"Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term "Subsidiary" shall include all Subsidiaries of such Subsidiary.

"Target Companies" has the meaning set forth in the preface above.

"Target Companies IP" means all Intellectual Property that is used or held for use by the Target Companies or their Subsidiaries in connection with the Business.

"Target Pro Forma Balance Sheet" means the pro forma balance sheet of the Business as of June 30, 2005 attached hereto as Exhibit B-1.

"Target Shares" means the shares of capital stock of the Target Companies.

"Target Subsidiary" means any Subsidiary of a Target Company.

"Target Working Capital" means the Working Capital of the Business as of June 30, 2005 set forth on the Target Pro Forma Balance Sheet.

"Tax" or "Taxes" means any U.S. federal, state or local, or non-U.S. tax, including taxes with respect to income, profits, gains, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), capital duty, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, duties resulting from liability assessments by a Taxing Authority or other tax, including any interest, penalty, or addition thereto.

"Tax Adjustment" has the meaning set forth in 0(i) below.

"Tax Indemnified Party" has the meaning set forth in 0 below.

"Tax Indemnifying Party" has the meaning set forth in 0 below.

"Tax Loss" has the meaning set forth in Section 9(b) below.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Taxing Authority" means any governmental agency, board, bureau, body, person, department or authority of any United States federal, state or local jurisdiction or any non-United States jurisdiction, having jurisdiction with respect to any Tax.

"Third-Party Claim" has the meaning set forth in 0 below.

"TOGC" means the transfer by any Business Seller of assets within Article 5(8) of European Union Directive 77/388 which is as a consequence of the relevant national law not subject to VAT.

"Trademark License Agreement" has the meaning set forth in 0 below.

"Transaction" has the meaning set forth in the preface above.

"Transferred Employees" means those Employees of the Business who, as of the Closing Date, remain or become employees of the Buyer Entities whether by operation of law or by acceptance of the Buyer Entities' offer of employment pursuant to 0.

"Transferred Leases" means the real property leases listed on Section 4(j)(ii) of the Disclosure Schedule, which will be assigned by the applicable Asset Seller or its Subsidiary to an entity designated by Buyer in writing no later than 7 days prior to Closing.

"U.K. Note" means that certain promissory note dated as of January 1, 2004 issued by Alpharma Holdings Limited, as borrower, to Alpharma S.a.r.l., as lender, for a principal outstanding amount of British Pounds 44,865,911 and any promissory notes issued in respect of interest accrued thereon, as amended, supplemented or modified and as in effect as of the date of this Agreement.

"U.K. Ruling" has the meaning set forth in Section 2(g) below.

"U.S. Target Companies" means Alpharma USPD Inc., Purepac Pharmaceutical Co., G.F. Reilly Company, Point Holdings Inc., Colony Pharmaceuticals Inc. and Excel Pharmaceuticals Inc.

"Vancomycin" means the vancomycin active ingredient and all finished pharmaceutical applications containing such active ingredient.

"Vancomycin Distribution Agreements" has the meaning set forth in 0 below.

"VAT" means value added tax applied by any jurisdiction pursuant to European Union Directives 67/227 and 77/388, as amended or any similar tax imposed by a jurisdiction outside the European Union.

"WARN Act" has the meaning set forth in 0 below.

"Working Capital" means Current Assets less Current Liabilities.

SECTION 2.     Purchase and Sale of the Target Shares and the Acquired Assets.

(a)     Basic Transaction.     On and subject to the terms and conditions of this Agreement, for the consideration specified below in Section 2(b), (i) Buyer agrees to purchase from the Share Sellers, and the Share Sellers agree to sell to Buyer, all of the Target Shares free and clear of all Liens, (ii) Buyer agrees to purchase from the Asset Sellers, and the Asset Sellers agree to sell to Buyer, the Acquired Assets free and clear of all Liens, (iii) subject to Section 2(g), Buyer agrees to purchase (or cause one of its Affiliates to purchase) from the Note Sellers, and the Note Sellers agree to sell to Buyer, the German Loan and the U.K. Note, and (iv) Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. Buyer will not assume or have any responsibility, however, with respect to any Excluded Liabilities or any Retained Liabilities.

(b)     Preliminary Purchase Price.

(i)     Buyer agrees to pay to Seller at the Closing, for the accounts of the Asset Sellers, the Share Sellers and the Note Sellers, $810,000,000 in the aggregate (the "Preliminary Purchase Price"), by delivery of cash payable by wire transfer or delivery of other immediately available funds. The Preliminary Purchase Price shall be subject to post-Closing adjustment as set forth below in 0.

(ii)     To the extent that Buyer (or any of its assignees) is required by law to deduct and withhold Tax from the consideration otherwise payable pursuant to this Agreement to any of Seller, the Share Sellers, the Asset Sellers or the Note Sellers under the Code, or any provision of state, local or foreign Tax law, Buyer and Seller shall cooperate and use best efforts to restructure the Transaction to eliminate any such withholding Tax. To the extent that, despite any attempted restructuring of the Transaction, Tax is nevertheless required to be withheld by Buyer (or any of its assignees) and such withholding of Tax would be required regardless of whether the purchasing entity were formed under the laws of any of Iceland, the jurisdiction of the selling entity, or the jurisdiction of the target entity, the Buyer (or, if different, the applicable purchasing entity) shall be entitled to deduct and withhold such Tax, and such withheld Tax shall be treated for all purposes of this Agreement as having been paid to Seller, the Share Seller, the Asset Seller or the Note Seller in respect of which such Tax withholding was made by Buyer or its assignee. Except to the extent provided in this Section 2(b) and Section 7(a)(viii), the Preliminary Purchase Price and the Purchase Price shall be paid without reduction or offset for any withholding or similar Tax. By way of example, in connection with the sale of the shares of Alpharma OY (a Finnish company) by Alpharma Denmark, the Purchase Price may be reduced by withheld Tax only if all three of the following are true: withholding would be imposed if the purchaser were an Icelandic company; withholding would be imposed if the purchaser were a Finnish company; and withholding would be imposed if the purchaser were a Danish company.

(c)     The Closing.     The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis LLP in New York, New York commencing at 10:00 a.m. local time on the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Seller may mutually determine (the "Closing Date").

(d)     Deliveries at Closing.     At the Closing, (i) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in 0 below, (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in 0 below, (iii) Seller will deliver to Buyer stock certificates representing all of the Target Shares, endorsed in blank or accompanied by duly executed assignment documents, (iv) Seller or Seller's Subsidiaries shall execute, acknowledge (if appropriate), and deliver to Buyer (A) assignments in reasonable form (including transfer documents for Marketing Authorizations, real property and all registered trademarks, copyrights, patents and patent applications included in the Acquired IP Assets), including a Bill of Sale and Assignment in the form attached hereto as Exhibit C, (B) all records and documents relating to any Target Companies IP and Acquired IP Assets, including all trademark and patent prosecution files, trademark registration certificates, litigation files and related opinions of counsel, license agreements, and correspondence relating thereto and (C) such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel may reasonably request; (v) Seller shall deliver to Buyer the written resignation of each member of the Board of Directors, Board of Managers or the equivalent governing body, as applicable, of each of the Target Companies and their Subsidiaries; (vi) Buyer will execute, acknowledge (if appropriate), and deliver to Seller (A) an Instrument of Assumption in the form attached hereto as Exhibit D and (B) such other instruments of assumption as Seller and its counsel may reasonably request; and (vii) Buyer will deliver to Seller the consideration specified in Section 2(b) above.

(e)     Preparation of Closing Date Pro Forma Balance Sheet.

(i)     Within 75 days after the Closing Date, Buyer will prepare and deliver to Seller a draft consolidated balance sheet (the "Draft Closing Date Pro Forma Balance Sheet") for the Business as of the close of business on the Closing Date. Buyer will prepare the Draft Closing Date Pro Forma Balance Sheet in accordance with GAAP applied on a basis consistent with the preparation of the Target Pro Forma Balance Sheet and the Target Working Capital derived therefrom.

(ii)     If Seller has any objections to the Draft Closing Date Pro Forma Balance Sheet, Seller shall deliver a detailed statement describing its objections to Buyer within 60 days after receiving the Draft Closing Date Pro Forma Balance Sheet. Buyer and Seller shall use commercially reasonable efforts to resolve any such objections themselves. If the Parties do not obtain a final resolution within 60 days after Buyer has received the statement of objections, however, Buyer and Seller shall select an accounting firm mutually acceptable to them to resolve any remaining objections. If Buyer and Seller are unable to agree on the choice of an accounting firm, they will select a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms and PricewaterhouseCoopers LLP). The determination of any accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon the Parties. Buyer shall revise the Draft Closing Date Pro Forma Balance Sheet as appropriate to reflect the resolution of any objections thereto pursuant to this 0. The "Closing Date Pro Forma Balance Sheet" shall mean the Draft Closing Date Pro Forma Balance Sheet together with any revisions thereto pursuant to this 0.

(iii)     In the event the Parties submit any unresolved objections to an accounting firm for resolution as provided in 0 above, Buyer and Seller shall share responsibility for the fees and expenses of the accounting firm as follows:

(A)     if the accounting firm resolves all of the remaining objections in favor of Buyer (the Final Pro Forma Working Capital so determined is referred to herein as the "Low Value"), Seller shall be responsible for all of the fees and expenses of the accounting firm;

(B)     if the accounting firm resolves all of the remaining objections in favor of Seller (the Final Pro Forma Working Capital so determined is referred to herein as the "High Value"), Buyer shall be responsible for all of the fees and expenses of the accounting firm; and

(C)     if the accounting firm resolves some of the remaining objections in favor of Buyer and some objections in favor of Seller (the Final Pro Forma Working Capital so determined is referred to herein as the "Actual Value"), Seller shall be responsible for that fraction of the fees and expenses of the accounting firm equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value, and Buyer shall be responsible for the remainder of the fees and expenses.

(iv)     Seller will make any of its and its Subsidiaries' books and records relevant to, and financial staff knowledgeable regarding, the preparation of the Draft Closing Date Pro Forma Balance Sheet available to Buyer and its accountants and other representatives at reasonable time and upon reasonable notice at any time during (A) the preparation by Buyer of the Draft Closing Date Pro Forma Balance Sheet and (B) the resolution by the Parties of any objections thereto. Buyer will make the work papers and back-up materials used in preparing the Draft Closing Date Pro Forma Balance Sheet, and the books, records, and financial staff of the Target Companies and their Subsidiaries, available to Seller and its accountants and other representatives at reasonable times and upon reasonable notice at any time during (A) the review by Seller of the Draft Closing Date Pro Forma Balance Sheet, and (B) the resolution by the Parties of any objections thereto.

(f)     Adjustment to Preliminary Purchase Price. The Preliminary Purchase Price shall be adjusted as follows:

(i)     If the Final Pro Forma Working Capital exceeds the Target Working Capital by an amount greater than $2,500,000, Buyer will pay to Seller an amount equal to the full amount of such excess by wire transfer or delivery of other immediately available funds within 3 business days after the date on which the Final Pro Forma Working Capital of the Business finally is determined pursuant to 0 above.

(ii)     If the Final Pro Forma Working Capital is less than the Target Working Capital by an amount greater than $2,500,000, Seller shall pay to Buyer an amount equal to the full amount of such deficiency by wire transfer or delivery of other immediately available funds within 3 business days after the date on which the Final Pro Forma Working Capital of the Business finally is determined pursuant to 0 above.

(iii)     If the Final Pro Forma Working Capital is equal to the Target Working Capital, or greater than or less than the Target Working Capital by an amount equal to or less than $2,500,000, then the Preliminary Purchase Price shall not be adjusted.

The Preliminary Purchase Price as so adjusted is referred to herein as the "Purchase Price."

(g)     U.K. Acquisition. In lieu of Buyer's purchase from Alpharma Luxembourg of the shares of Alpharma Holdings Limited and from Alpharma S.a.r.l. of the U.K. Note, Buyer may elect, upon written notice to Seller within 20 days following the execution of this Agreement, to purchase all of the shares of Alpharma Limited from Cox Investments (the "Buyer Election") for a purchase price equal to the aggregate amount Buyer would have paid for the Alpharma Holdings Limited shares and the U.K. Note (such aggregate amount, the "U.K. Purchase Price"); provided that, if Buyer exercises the Buyer Election and Seller has not obtained prior to the Closing Date a ruling from U.K. Inland Revenue to the effect that any gain from Cox Investments' sale of the shares of Alpharma Limited is exempt from tax in the U.K. (the "U.K. Ruling"), Seller may elect to cause Buyer to purchase at the Closing the shares of Cox Investments from Alpharma (U.K.) Limited rather than the shares of Alpharma Limited from Cox Investments. Seller shall use all reasonable efforts to obtain the U.K. Ruling as soon as practicable.

(h)     Alpharma (Foshan) Pharmaceutical Co., Ltd. The Parties acknowledge that the assets of Alpharma (Foshan) Pharmaceutical Co. Ltd. include cash that Seller will endeavor to withdraw prior to the Closing. Buyer will assist Seller prior to Closing (and, to the extent such cash has not been received by Seller prior to Closing, after the Closing), at Seller's expense (including payment of any Taxes), in recovering any such cash and, to the extent Buyer recovers any portion of such cash that has not been received by Seller prior to Closing, remit such cash (net of any Taxes and other costs incurred, suffered or accrued by Buyer or any of its Affiliates in connection with such recovery and remittance) to Seller or to such Person as Seller may designate. Any such recovery after the Closing shall be treated as additional Purchase Price.

SECTION 3.     Representations and Warranties Concerning Transaction.

(a)     Sellers' Representations and Warranties. Each of the Sellers jointly and severally represents and warrants to Buyer that the statements contained in this Section 3(a) are correct and complete, except as set forth in Annex V attached hereto.

(i)     Organization of Seller and Certain of its Subsidiaries. Seller, each Share Seller and each Asset Seller are duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

(ii)     Authorization of Transaction. Seller and each of its Subsidiaries has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and each of the Ancillary Agreements constitutes the valid and legally binding obligation of Seller and its Subsidiaries party thereto, enforceable in accordance with its terms and conditions. Neither Seller nor any of its Subsidiaries need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in connection with the transactions contemplated by this Agreement or the Ancillary Agreements. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements and all other agreements contemplated hereby and thereby have been duly authorized by Seller and its Subsidiaries party thereto. Each of the board of directors of the Sellers has adopted a resolution approving this Agreement and the transactions contemplated hereby.

(iii)     Brokers' Fees. Except for Banc of America Securities LLC, whose fees and commissions will be paid by Seller, neither Seller nor any of Seller's Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements.

(iv)     Target Shares. Except for the Alpharma Credit Agreement Lien (which shall be released as of the Closing Date), each of the Target Shares is held of record and owned beneficially by the Share Sellers free and clear of any Liens. Except for the Alpharma Credit Agreement Lien, neither Seller nor any of its Subsidiaries is a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller or any of its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of the Target Companies. Neither Seller nor any of its Subsidiaries is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Target Companies.

(b)     Buyer's Representations and Warranties. Buyer represents and warrants to Sellers that the statements contained in this Section 3(b) are correct and complete, except as set forth in Annex VI attached hereto.

(i)     Organization of Buyer. Buyer is a corporation (or other entity) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

(ii)     Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and each of the Ancillary Agreements to which it is a party constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in connection with the transactions contemplated by this Agreement or the Ancillary Agreements. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements and all other agreements contemplated hereby or thereby have been duly authorized by Buyer.

(iii)     Non-contravention. Neither the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, nor the consummation of the transactions contemplated hereby or thereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under (with or without notice or lapse of time or both), result in the acceleration of or the loss of any benefit under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

(iv)     Brokers' Fees. Except for UBS Limited, whose fees and commissions will be paid by Buyer, Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements.

(v)     Investment. Buyer is not acquiring the Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

(vi)     Financing. Buyer has received commitment letters (the "Commitment Letters"), copies of which have been delivered to Seller, pursuant to which the financing sources identified therein have committed to contribute or lend to Buyer sufficient funds for Buyer to consummate the transactions contemplated by, and satisfy its obligations under, this Agreement (the "Financing") subject to the terms and conditions therein and assuming that the conditions set forth in Section 7(a) are satisfied as of the Closing. Each of the Commitment Letters is in full force and effect, is a valid and binding obligation of the party that delivered such Commitment Letter to Buyer. To the knowledge of Buyer, as of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of any party that delivered any such Commitment Letter to Buyer under any term or condition of such Commitment Letter.

SECTION 4.     Representations and Warranties Concerning the Sellers and the Target Companies and Their Subsidiaries. Each of the Sellers jointly and severally represents and warrants to Buyer that the statements contained in this Section 4 are correct and complete, except, with respect to any subsection of this Section 4, as set forth in the subsection of the disclosure schedule delivered by Seller to Buyer on the date hereof (the "Disclosure Schedule").

(a)     Organization, Qualification, and Corporate Power. Each of the Target Companies and their Subsidiaries are corporations duly organized, validly existing, and, to the extent applicable in such jurisdiction, in good standing under the laws of the jurisdiction of their incorporation. Each of the Target Companies and their Subsidiaries are duly authorized to conduct business and are in good standing (or of similar status to the extent such status exists with respect to the Foreign Target Companies and their Subsidiaries) under the laws of each jurisdiction where such qualification is required. Each of the Target Companies and their Subsidiaries have full corporate power and authority to carry on the business in which they are engaged and to own, lease and use the properties owned and used by them. Section 4(a) of the Disclosure Schedule lists the directors and officers of each of the Target Companies and their Subsidiaries.

(b)     Capitalization.

(i)     Section 4(b) of the Disclosure Schedule sets forth for each of the Target Companies (A) its name and jurisdiction of incorporation, (B) the number of authorized shares for each class of its capital stock, (C) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (D) the number of shares of its capital stock held in treasury and similar information, adjusted as appropriate, for each of the Foreign Target Companies.

(ii)     All of the issued and outstanding Target Shares of the Target Companies have been duly authorized, are validly issued, fully paid, and non-assessable (or of similar status to the extent such status exists with respect to the Foreign Target Companies), and are held of record and owned beneficially by the Share Sellers as set forth in Section 4(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Target Companies to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any of the Target Companies.

(c)     Non-contravention. Neither the execution and delivery of this Agreement and the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which any of the Sellers or any of the Target Companies or their Subsidiaries are subject or any provision of the charter or bylaws, or other governing documents, of any of the Sellers or any of the Target Companies or their Subsidiaries, (ii) conflict with, result in a breach of, constitute a default (with or without notice or lapse of time or both) under, result in the acceleration of or the loss of any benefit under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which any of the Sellers or any of the Target Companies or their Subsidiaries is a party or by which any of them are bound or to which any of their assets is subject (or result in the imposition of any Lien upon any of its assets) other than restrictions on contract assignments or change of control provisions contained in any such agreement, contract, lease, license, instrument or other arrangement entered into in the Ordinary Course of Business or (iii) result in the imposition or creation of any Lien upon or with respect to the Target Shares or the Acquired Assets or any of the assets or properties of the Target Companies. None of the Sellers nor any of the Target Companies or their Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(d)     Title to Tangible Assets. The Target Companies and their Subsidiaries have good title to, or a valid leasehold interest in, the material tangible assets they use in the conduct of the Business. The Asset Sellers have good title to, or a valid leasehold interest in, the tangible Acquired Assets. The tangible Acquired Assets constitute all of the tangible assets of Seller and its Subsidiaries (other than the assets of the Target Companies and their Subsidiaries) that are used in the Business.

(e)     Subsidiaries. Section 4(e) of the Disclosure Schedule sets forth for each Subsidiary of the Target Companies (i) its name and jurisdiction of incorporation, (ii) the number of authorized shares for each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury and similar information, adjusted as appropriate, for each Subsidiary of the Foreign Target Companies. All of the issued and outstanding shares of capital stock of each Subsidiary of the Target Companies have been duly authorized and are validly issued, fully paid, and non-assessable (or of similar status, to the extent such status exists, with respect to each Subsidiary of the Foreign Target Companies) and are held of record and owned beneficially by the Target Companies and their Subsidiaries. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any Subsidiaries of the Target Companies to issue, sell, or otherwise cause to become outstanding any of their capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiaries of the Target Companies. Except for the Subsidiaries set forth in Section 4(e) of the Disclosure Schedule, none of the Target Companies nor any of their Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

(f)     SEC Reports; Financial Statements; No Undisclosed Liabilities.

(i)     None of the reports, schedules, forms, statements and other documents filed by Seller or any of its Subsidiaries since January 1, 2002 with the SEC when filed contained any untrue statement of a material fact with respect to the Business or omitted to state a material fact with respect to the Business required to be stated therein or necessary to make the statements regarding the Business therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequent amendment to any such report, schedule, form, statement or other document filed by Seller or any of its Subsidiaries prior to the date hereof.

(ii)     Attached hereto as Exhibit E are the following financial statements (collectively the "Financial Statements"): (A) an audited consolidated balance sheet of the Business and Parmed, on a combined basis, as of December 31, 2004, (B) a statement of operations, changes in stockholders' equity, and cash flow for the fiscal year ended December 31, 2004 with respect to the Business and Parmed, on a combined basis, (C) an unaudited consolidated balance sheet of the Business and Parmed, on a combined basis, as of June 30, 2005, and (D) a statement of operations and cash flow for the six months ended June 30, 2005 with respect to the Business and Parmed, on a combined basis (such Financial Statements referred to in clauses (C) and (D) above, the "June Financial Statements"). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby and present fairly the financial condition of the Business and Parmed, on a combined basis, as of such dates and the results of operations of the Business and Parmed, on a combined basis, for such periods; provided, however, that the June Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items. The Target Pro Forma Balance Sheet (x) has been prepared based on and consistent with the June Financial Statements; (y) has been prepared in accordance with GAAP, except in each case as adjusted to exclude certain assets and liabilities (including those related to Parmed) in order to present the financial position of the Business, which adjustments are illustrated under the caption "Generic Pharmaceutical Business of Alpharma Inc. Balance Sheet Bridge" in Exhibit B-2 attached hereto; and (z) present fairly the financial position of the Business as of June 30, 2005.

(iii)     None of the Asset Sellers (to the extent such liabilities relate to the Business) nor any of the Target Companies or their Subsidiaries has any material liabilities, whether accrued, contingent, absolute, determined, determinable or otherwise, of a nature required to be set forth in a consolidated balance sheet or the notes thereto under GAAP, except liabilities that (A) are accrued or reserved against in the Financial Statements for the fiscal year ended December 31, 2004 or reflected in the footnotes thereto or (B) were incurred in the Ordinary Course of Business since the date of such financial statements.

(g)     Events Subsequent to December 31, 2004. Since December 31, 2004, the Business has not engaged in any practice, taken any action, or entered into any transaction outside the Ordinary Course of Business and there has not been any Material Adverse Change. Without limiting the generality of the foregoing, except as set forth on Section 4(g) of the Disclosure Schedule, since that date:

(i)     none of the Asset Sellers (to the extent such assets are used in the Business) nor any of the Target Companies or their Subsidiaries has pledged, sold, leased, transferred, licensed, assigned or otherwise made subject to a Lien (other than the Alpharma Credit Agreement Lien or any Permitted Liens), any material assets, tangible or intangible, other than the sale of inventory in the Ordinary Course of Business;

(ii)     none of the Asset Sellers (to the extent such agreement, contract, lease, or license relates to the Business) nor any of the Target Companies or their Subsidiaries has entered into renewed or amended any material agreement, contract, lease, or license outside the Ordinary Course of Business or any Material Contract calling for future payments on receipts of greater than $2,000,000 in any year;

(iii)     no party (including the Asset Sellers and the Target Companies and their Subsidiaries) has accelerated, terminated, made material modifications to, or canceled any Material Contract or other material agreement, contract, lease, or license to which any of the Asset Sellers (to the extent such agreement, contract, lease, or license relates to the Business) or any of the Target Companies or their Subsidiaries is a party or by which any of them is bound outside of the Ordinary Course of Business;

(iv)     none of the Asset Sellers (to the extent such capital expenditure relates to the Business) nor any of the Target Companies or their Subsidiaries has made or committed to make any material capital expenditures outside the Ordinary Course of Business or delayed any material capital expenditures, in excess of $2,000,000 individually or $5,000,000 in the aggregate;

(v)     none of the Asset Sellers (to the extent such investment or loan relates to the Business) nor any of the Target Companies or their Subsidiaries has made any material capital investment in, or any material loan to, any other Person;

(vi)     none of the Asset Sellers (with respect to the Acquired IP Assets) nor any of the Target Companies or their Subsidiaries has transferred, assigned, or granted any license or sublicense of any material rights under or with respect to any Intellectual Property outside the Ordinary Course of Business;

(vii)     none of the Target Companies nor any of their Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock or any stock appreciation, phantom stock, profit participation or similar rights;

(viii)     none of the Target Companies nor any of their Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in Cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(ix)     none of the Asset Sellers (to the extent such property is used in the Business) nor any of the Target Companies or their Subsidiaries has experienced any material damage, destruction, eminent domain taking or loss (whether or not covered by insurance) to its property;

(x)     none of the Asset Sellers nor any of the Target Companies or their Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(xi)     none of the Target Companies nor any of their Subsidiaries has made any loans or advances of money except any such loans or advances that are Intercompany Receivables;

(xii)     none of the Target Companies nor any of their Subsidiaries has created, incurred, assumed or guaranteed any Indebtedness other than in the Ordinary Course of Business;

(xiii)     none of the Asset Sellers (to the extent such change relates to the Business) nor any of the Target Companies or their Subsidiaries has made any material change in any accounting principles, practice, policy or procedure except as may be appropriate to conform to GAAP;

(xiv)     none of the Asset Sellers (to the extent such acquisition or license relates to the Business) nor any of the Target Companies or their Subsidiaries has acquired or licensed (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any material assets thereof or equity interests therein, other than purchases of inventory and other assets in the Ordinary Course of Business;

(xv)     none of the Assets Sellers (to the extent such litigation relates to the Business) nor any of the Target Companies or their Subsidiaries has settled or compromised any material litigation or claim against it, other than settlements or compromises of litigation in the Ordinary Course of Business;

(xvi)     none of the Asset Sellers (to the extent such property relates to the Business) nor any of the Target Companies or their Subsidiaries has purchased any material real property, entered into any leases of material real property, or amended any leases of material real property;

(xvii)     other than in the Ordinary Course of Business or as required under the terms of any applicable Collective Bargaining Agreement or as required under applicable law, none of the Sellers or the Target Companies nor any of their Subsidiaries has (A) made any changes to the Seller Employee Benefit Plans or entered into or adopted any new Employee Benefit Plans covering any Employees of the Business; (B) entered into any collective bargaining or other labor agreement covering any Employees of the Business; (C) altered, amended, or created any obligations with respect to compensation, severance, change in control payments or any other payments or benefits to executive-level Employees of the Business; or (D) except, with respect to non-officers of the Business, in the Ordinary Course of Business, hired any new Employees of the Business or fired any existing Employees of the Business;

(xviii)     none of the Asset Sellers (to the extent such property is used in the Business) nor any of the Target Companies or their Subsidiaries has received written notice of, or has identified any conditions or Remedial Measures that could reasonably be expected to give rise to, any material liability or material claims under any Environmental, Health and Safety Requirements;

(xix)     none of the Sellers or the Target Companies nor any of their Subsidiaries has failed to maintain insurance on all material assets and properties of the Business, and with respect to risks and liabilities (including product liability claims) of the Business, in amounts and of a kind comparable to that in effect on January 1, 2005; and

(xx)     none of Sellers (to the extent it relates to the Business), the Target Companies or their Subsidiaries that are organized under the laws of a Core Jurisdiction shall have made or changed any election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, entered into any closing agreement, settle any material claim or assessment in respect of Taxes, or consented to any extension or waiver of any statute of limitation applicable to any claim or assessment in respect of Taxes, except to the extent that such change, addition, method, agreement, settlement, contest or waiver would not materially increase the Taxes for which Buyer is responsible under Section 9(b) or materially decrease any Tax asset that would otherwise be available to Buyer in a Post-Closing Period.

(h)     Legal Compliance. Each of the Asset Sellers (to the extent related to the Business) and each of the Target Companies and their Subsidiaries have complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges under such laws). Each of the Asset Sellers and each of the Target Companies and their Subsidiaries has all permits, approvals, registrations, licenses, grants, easements, authorizations, exemptions, orders, consents and franchises material to the conduct of the Business as now being conducted, each of which is valid and in full force and effect.

(i)     Tax Matters.

(i)     Each Target Company and Target Subsidiary that is organized under the laws of a Core Jurisdiction has timely filed all Income Tax Returns (or such Tax Returns have been filed on their behalf by any Affiliate of the group of which Seller is the common parent) that it was required to file with respect to the Business, and all such Tax Returns are true, correct and complete in all material respects. All Taxes shown to be payable on such Tax Returns and all assessments of Tax made against any Target Company or Target Subsidiary have been paid when due, except for amounts which are being or have been contested in good faith by appropriate proceedings. Each Target Company and Target Subsidiary that is organized under the laws of a Core Jurisdiction has filed all other Tax Returns that it was required to file with respect to the Business, and each other Asset Seller, Target Company and Target Subsidiary has filed all Tax Returns that it was required to file with respect to the Business, except in each case where the failure to file such Tax Returns would not reasonably be expected to have a Material Adverse Effect.

(ii)     Section 4(i)(ii) of the Disclosure Schedule lists all Income Tax Returns filed with respect to any of the Asset Sellers or any of the Target Companies or their Subsidiaries for taxable periods ended on January 1, 2002 and before December 31, 2004, and indicates those Income Tax Returns that have been audited and those Income Tax Returns that currently are the subject of audit. Except as set forth on Section 4(i)(ii) of the Disclosure Schedule, no such examination or audit is in progress.

(iii)     None of the Asset Sellers nor any of the Target Companies or their Subsidiaries has waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

(iv)     None of the Asset Sellers nor any of the Target Companies or their Subsidiaries is a party to any Tax allocation or sharing agreement.

(v)     None of the Asset Sellers nor any of the Target Companies or their Subsidiaries has been a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group the common parent of which is Seller.

(vi)     None of the Asset Sellers nor any of the Target Companies or their Subsidiaries has any liability for the Taxes of any Person (whether as transferee or successor, by contract or otherwise), other than the members of the Affiliated Group the common parent of which is Seller under Reg. Section 1.1502-6.

(vii)     No claim has ever been made in writing addressed to any Target Company or Target Subsidiary that is organized under the laws of a Core Jurisdiction by any authority in a jurisdiction where any such company does not file Tax Returns that any such company is or may be subject to taxation by that jurisdiction.

(viii)     As of the date of this Agreement, there are no Liens with respect to any Taxes upon any of the Acquired Assets, and there are no Liens with respect to any Taxes on any of the assets of the Target Companies and their Subsidiaries.

(ix)     Section 4(i)(ix) of the Disclosure Schedule lists each Target Company and Subsidiary for which an election has been made pursuant to Code Section 7701 of the Code and regulations thereunder to be treated as other than its default classification for U.S. federal income tax purposes; except as set forth on Section 4(xv) of the Disclosure Schedule, each non-U.S. Target Company and Subsidiary is classified for U.S. federal income tax purposes as a disregarded entity.

(x)     No Asset Seller, Target Company or Subsidiary has engaged in a transaction which is listed within the meaning of Code Section 6011 and Treasury Regulations promulgated thereunder.

(xi)     The representations and warranties in this 0 shall constitute the sole and exclusive representations with respect to Taxes.

(j)     Real Property.

(i)     Section 4(j)(i) of the Disclosure Schedule sets forth a schedule of each parcel of Owned Real Property (or each group of parcels comprising one operating unit), including with respect to each such property, the name of the fee owner, the address, location, and use. With respect to each parcel of Owned Real Property:

(A)     the applicable Asset Seller, Target Company or Subsidiary thereof listed in Section 4(j)(i) of the Disclosure Schedule has good and marketable fee simple title, free and clear of all Liens, except the Alpharma Credit Agreement Lien, subject to Seller's obligations under 0 hereof to cause the Alpharma Credit Agreement Lien to be released as of the Closing Date with respect to all of the Owned and Leased Real Property except for the Retained Real Property;

(B)     except as set forth in Section 4(j)(i)(B) of the Disclosure Schedule, none of the Asset Sellers nor any of the Target Companies or their Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof;

(C)     to the Knowledge of Seller, there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and

(D)     each Owned Real Property is in working order and repair in all respects material to its use or operation, except for any defects which would not materially impair the use or occupancy of such Owned Real Property in the operation of the Business.

(ii)     Section 4(j)(ii) of the Disclosure Schedule sets forth a schedule of each parcel of Leased Real Property (or each group of parcels comprising one operating unit), including a true and complete list of all Leases for each such parcel of Leased Real Property. Seller has delivered to Buyer a true and complete copy of each Lease document. With respect to each of the Leases: (A) such Lease is legal, valid, binding, enforceable and in full force and effect, subject to proper authorization and execution of such Lease by the other party thereto and the application of any bankruptcy or other creditor's rights laws; and (B) the Asset Seller, the Target Company or the applicable Subsidiary party thereto listed on Section 4(j)(ii) of the Disclosure Schedule is not in breach or default under such Lease, and to Seller's Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default. None of the Asset Sellers nor any of the Target Companies or their Subsidiaries has subleased or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof. None of the Asset Sellers nor any of the Target Companies or their Subsidiaries have pledged, mortgaged or otherwise granted a lien on their leasehold interest in any Leased Real Property.

(iii)     With respect to the Real Property, the applicable lessee or fee owner has not received any written notice of (A) material violations of building codes and/or zoning ordinances or other governmental or regulatory laws affecting the Real Property, (B) existing, pending or threatened condemnation proceedings affecting the Real Property or (C) existing, pending, or threatened zoning, building code or other moratoria proceedings, or similar matters which could reasonably be expected to materially and adversely affect the Real Property for its current use.

(iv)     The Real Property included in the Acquired Assets constitute all of the real property used in connection with the Business.

(k)     Intellectual Property.

(i)     Section 4(k)(i) of the Disclosure Schedule is a complete and correct list of the following categories of Target Companies IP and Acquired IP Assets: (A) all trademark registrations, trademark applications and material unregistered trademarks; (B) all patents and patent applications; (C) all United States copyrights registrations; and (D) all material software, in each case listing, as applicable, reasonably sufficient identifying information and the status of the application or registration, including deadlines for any renewals or other required filings or payments within 180 days of Closing.

(ii)     Section 4(k)(ii) of the Disclosure Schedule separately sets forth a complete and correct list of (A) all material agreements under which the Target Companies or their Subsidiaries use or have the right to use any Licensed Target Companies IP; (B) all material agreements under which the Target Companies or their Subsidiaries have licensed to others the right to use any of the Target Companies IP; and (C) all material agreements under which the Asset Sellers have licensed to or from others the right to use any of the Acquired IP Assets, in each case, identifying the parties to the agreement, the Target Companies IP or the Acquired IP Assets that are licensed and whether the license is exclusive or non-exclusive. Sellers have disclosed to Buyer unredacted copies of all agreements referenced in this clause (ii) ("Material IP Contracts").

(iii)     The Intellectual Property owned by the Target Companies and their Subsidiaries together with the Intellectual Property held under license by the Target Companies and their Subsidiaries constitute all of the Target Companies IP.

(iv)     The Target Companies IP and the Acquired IP Assets constitute all of the Intellectual Property primarily related to or necessary for the conduct of the Business as such business is conducted by the Target Companies and their Subsidiaries and the Asset Sellers on the date hereof and as such business will be conducted by the Target Companies and their Subsidiaries and the Asset Sellers immediately prior to the Closing and, in all material respects, as such business was conducted during the 12-month period prior to the date of this Agreement.

(v)     The Asset Sellers and the Target Companies and their Subsidiaries collectively (A) exclusively own, or (B) license or possess sufficient rights to use all Target Companies IP and Acquired IP Assets free and clear of all Liens except the Alpharma Credit Agreement Lien. The Target Companies IP owned by the Target Companies and the Acquired IP Assets owned by the Asset Sellers and, to the Knowledge of Seller, all other Target Companies IP and Acquired IP Assets, are valid and enforceable. The registrations for Intellectual Property included in the Target Companies IP owned by the Target Companies and Acquired IP Assets owned by the Asset Sellers are subsisting.

(vi)     Each of the Asset Sellers and the Target Companies and their Subsidiaries has taken reasonable steps to protect and maintain the Target Companies IP and Acquired IP Assets, as applicable.

(vii)     Except as set forth in Section 4(k)(vii)(A) or (B) of the Disclosure Schedule, neither the use nor exploitation of the Acquired IP Assets or Target Companies IP by the Asset Sellers or any of the Target Companies or their Subsidiaries, as appropriate, nor the conduct of the Business (including the provision of products thereby) as currently conducted has in any material respect infringed, misappropriated or violated any Intellectual Property of any third parties and the use or exploitation of the Acquired IP Assets or Target Companies IP by the Asset Sellers or any of the Target Companies or their Subsidiaries, as applicable, is in accordance in all material respects with any applicable license pursuant to which the Asset Sellers or any of the Target Companies or their Subsidiaries acquired the right to use any such Intellectual Property. Section 4(k)(vii)(B) of the Disclosure Schedule sets for a complete list of all products as to which any of the Sellers, Target Companies or any of their respective Subsidiaries has, within the past four years: (1) in the United States, made a Paragraph IV Filing; and (2) outside the United States, launched a generic pharmaceutical product as to which the related branded product(s) was (or were), at the time of the launch, covered by an unexpired patent.

(viii)     To the Knowledge of Seller, (A) Seller has not received any notice of intent to file litigation with respect to the Target Companies IP or Acquired IP Assets, nor (B) is there any claim or alleged claim with respect to such litigation.

(ix)     To the Knowledge of Seller, no third party has infringed, challenged, contested, disclosed or misappropriated any material Intellectual Property used in the Business, or breached any licenses or other agreements involving any material Target Companies IP or Acquired IP Assets.

(x)     Except as set forth in Section 4(k)(x) of the Disclosure Schedule, after Closing: (A) the Business as currently conducted by the Target Companies and their Subsidiaries and the Asset Sellers will not be dependent on any Intellectual Property that is not owned or held under license by the Buyer, the Target Companies, or their Subsidiaries; and (B) the IT Resources will be held by or will be available for use by the Buyer, the Target Companies and/or their Subsidiaries as such IT Resources were used by the Sellers and their Subsidiaries prior to the Closing.

(xi)     The IT Resources have been maintained in all material respects in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent and economically reasonable in the pharmaceutical industry. The tangible IT Resources are in good working condition to perform all information technology operations necessary for the conduct of the Business. The Sellers and the Target Companies and their respective Subsidiaries have taken commercially reasonable steps to provide for the back-up and recovery of the data and information critical to the conduct of the Business without material disruption to, or material interruption in, the conduct of such Business.

(l)     Contracts. Section 4(l) of the Disclosure Schedule lists (or describes, in the case of oral contracts) all contracts and other agreements to which any of the Asset Sellers (to the extent related to the Business) or any of the Target Companies or their Subsidiaries is a party:

(i)     the performance of which is reasonably expected to involve annual consideration in excess of $1,000,000 in the case of such contracts and agreements of any of the U.S. Target Companies or their Subsidiaries and $2,000,000 in the case of any Foreign Target Companies or their Subsidiaries;

(ii)     with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)     with the Seller or any of its Affiliates (other than the Target Companies and their Subsidiaries);

(iv)     with respect to any acquisition or disposition of a business, product line or assets that would reasonably be expected to result in payments in excess of $1,000,000 in the case of such contracts and agreements of any of the U.S. Target Companies or their Subsidiaries and $2,000,000 in the case of any Foreign Target Companies or their Subsidiaries;

(v)     which limit or purport to limit the ability of any Person to compete in any line of business or with any other Person or in any geographic area or during any period of time;

(vi)     with respect to supply purchase orders for active and inactive ingredients involving total annual payments in excess of $1,000,000 in the case of such contracts and agreements of any of the U.S. Target Companies or their Subsidiaries and $2,000,000 in the case of any Foreign Target Companies or their Subsidiaries;

(vii)     with respect to employment agreements or arrangements involving an amount in excess of $200,000 per year;

(viii)     which are secrecy or confidentiality agreements (other than customary forms of confidential disclosure agreements entered into in the Ordinary Course of Business);

(ix)     which are guaranty, performance, bid or completion bond, or surety or indemnification agreements involving amounts in excess of $1,000,000 in the case of such contracts and agreements of any of the U.S. Target Companies or their Subsidiaries and $2,000,000 in the case of any Foreign Target Companies or their Subsidiaries, in each case, excluding any indemnification agreements entered into in the Ordinary Course of Business with a customer; or

(x)     Material IP Contracts (if not include above).

Each such Contract described in clauses (i) through (ix), whether or not listed in Section 4(l) of the Disclosure Schedule, is referred to herein as a "Material Contract". Notwithstanding anything contained in this Agreement to the contrary, the term "Material Contract" shall also include any and all contracts and other agreements of any of the Target Companies or their Subsidiaries (other than the U.S. Target Companies and their Subsidiaries) which involve (or are reasonably expected to involve) consideration in excess of $1,000,000. Each of the Material Contracts is valid and binding on the Asset Sellers, Target Companies or their Subsidiaries party thereto and, to the Knowledge of Seller, each other party thereto, and is in full force and effect. There is no default under any Material Contract by any of the Asset Sellers or any of the Target Companies or their Subsidiaries or, to the Knowledge of Seller, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by any of the Asset Sellers or any of the Target Companies or their Subsidiaries or, to the Knowledge of Seller, by any other party. Seller has made available to Buyer a correct, unredacted and complete copy (or, in the case of oral contracts, has provided a correct and complete description) of each Material Contract (as amended to date) listed in Section 4(l) of the Disclosure Schedule.

(m)     Litigation. Section 4(m) of the Disclosure Schedule sets forth each instance in which any of the Sellers (to the extent related to the Business) or any of the Target Companies or their Subsidiaries is subject to (i) any outstanding injunction, judgment or judicial order, decree or ruling or (ii) any material action, suit, claim, proceeding, hearing, or investigation.

(n)     Employee Benefits.

(i)     Section 4(n) of the Disclosure Schedule lists each material Employee Benefit Plan that (a) any of the Sellers or Target Companies or their Subsidiaries maintains or which any of the Sellers or the Target Companies or their Subsidiaries participate in or to which they contribute and (b) covers any Employees of the Business or their beneficiaries (each such plan, a "Seller Employee Benefit Plan").

(ii)     Where applicable, with respect to each of the Assumed Employee Benefit Plans, true and complete copies of (A) all plan documents (including all amendments and modifications thereof) or, if none, a summary thereof, and all related trust agreements, insurance contracts and other funding arrangements; (B) the three most recently filed United States Department of Labor Form 5500 series and all schedules thereto, as applicable (or, in the case of a non-U.S. Company Employee Benefit Plan, comparable information returns required to be filed); (C) the current summary plan descriptions and all summary material modifications thereto as applicable; (D) the two most recent actuarial reports, if applicable; and (E) the most recent determination letter (or equivalent determination of a non-U.S. Company Employee Benefit Plan) issued with respect to each Seller Employee Benefit Plan, as applicable, have been delivered or made available to Buyer.

(iii)     Each Assumed Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded, operated and administered in all material respects in accordance with the terms of such Assumed Employee Benefit Plan and complies in form and operation in all material respects in accordance with the applicable requirements of ERISA, the Code or other applicable law, including foreign law.

(iv)     All contributions (including all employer contributions and employee salary reduction contributions) and premiums or other payments that are required to be made by the Closing Date to each Assumed Employee Benefit Plan have been made.

(v)     Each Assumed Employee Benefit Plan that is intended to meet the requirements of a "qualified plan" under Code Section 401(a) has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code Section 401(a) and that its trust is exempt from tax under Code Section 501(a), and, to the Knowledge of Seller, since the date of such determination, there are no facts or circumstances which would cause any Assumed Employee Benefit Plan to no longer be "qualified" or its trust no longer exempt from tax.

(vi)     With respect to each Assumed Employee Benefit Plan, no action, suit, proceeding, hearing, or investigation (other than routine claims for benefits payable in the Ordinary Course of Business) involving any such Assumed Employee Benefit Plan is pending, or to the Knowledge of Seller, threatened.

(vii)     None of the Sellers (to the extent related to the Business) nor any of the Target Companies or their Subsidiaries or any ERISA Affiliate has incurred any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any Employee Benefit Plan that is an Employee Pension Benefit Plan that would reasonably be expected to result in any liability to the Buyer Entities. With respect to any Assumed Employee Benefit Plan that is a Multiemployer Plan to which any of the Target Companies or their Subsidiaries made, or was required to make, contributions during the past six (6) years: (i) none of the Target Companies nor any of their Subsidiaries has incurred any material Withdrawal Liability (as defined below) with respect to such plan that has not been satisfied in full; (ii) if any of the Target Companies or any of their Subsidiaries were to experience a withdrawal or partial withdrawal from such plan, no material Withdrawal Liability would be incurred and (iii) none of the Target Companies, their Subsidiaries, nor any of their respective ERISA Affiliates, has received any notification, nor has any reason to believe, that any such plan is in reorganization, has been terminated, is insolvent, or may be reasonably expected to be in reorganization, to be insolvent or to be terminated. For purposes hereof, "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

(viii)     None of the Sellers (to the extent related to the Business) nor any of the Target Companies or their Subsidiaries nor any ERISA Affiliates maintains or is required to contribute to any Employee Benefit Plan that provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code).

(ix)     Except as set forth in Section 4(n)(ix) of the Disclosure Schedule, with respect to any Assumed Employee Benefit Plan subject to Title IV of ERISA or any non-US Assumed Employee Benefit Plan subject to funding requirements, the fair market value of the assets of such plan equals or exceeds the actuarial present value of all accrued benefits under such plan (whether or not vested, each as determined under the assumptions and valuation method of the latest actuarial valuation of such plan).

(o)     Environmental, Health, and Safety Matters.

(i)     The Asset Sellers (to the extent related to the Business) and the Target Companies and their Subsidiaries have for the past four years complied, and are in compliance, in all material respects with Environmental, Health, and Safety Requirements.

(ii)     The Asset Sellers and the Target Companies and their Subsidiaries have obtained and have for the past four years complied, and are in compliance, in all material respects with all material permits, licenses, registrations and other authorizations required for operation of the Business pursuant to any Environmental, Health, and Safety Requirements, each of which is valid and in full force and effect.

(iii)     None of the Asset Sellers (to the extent related to the Business) nor any of the Target Companies or their Subsidiaries has received any unresolved written notice regarding (A) any actual or alleged violation of Environmental, Health, and Safety Requirements or (B) any actual or alleged potential responsibility for any release or threatened release of a Hazardous Substance, for any Remedial Measures or for any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), relating to any of the Asset Sellers (to the extent related to the Business) or any of the Target Companies or their Subsidiaries or their facilities arising under Environmental, Health, and Safety Requirements, except in each case as would not reasonably be expected to have a material impact on the Business. None of the Asset Sellers (to the extent related to the Business) nor any of the Target Companies or their Subsidiaries is subject to any outstanding injunction, judgment or judicial order, decree or ruling relating to Environmental, Health, and Safety Requirements.

(iv)     The Asset Sellers (to the extent related to the Business) and the Target Companies and their Subsidiaries have provided the Buyers with access to all material investigations, compliance assessments, studies, and reports related to environmental and occupational health and safety conditions and practices, including those relating to groundwater, surface water and soil conditions; and any actual or threatened releases or contamination at, on, or affecting the Real Property or any other current or former facilities of the Asset Sellers and the Target Companies which are in their possession or under their reasonable control.

(v)     There has been no release or threatened release of any Hazardous Substance at, on, under or from any Real Property or any other location except as would not reasonably be expected to have a material impact on the Business.

(p)     Labor Matters.

(i)     Section 4(p)(i) of the Disclosure Schedule contains a complete and accurate list of each collective bargaining, worker's counsel or other labor union contract or arrangement to which any of the Target Companies or their Subsidiaries is a party or which covers any of the Employees of the Business (the "Collective Bargaining Agreements"). No other union or labor organization is currently certified and, to the Knowledge of Seller, there is no activity or proceeding of any union or labor organization to organize any Employees of the Business.

(ii)     Each of the Seller, the Asset Sellers (with respect to any Employees of the Business), and the Target Companies and their Subsidiaries has complied in all material respects with the terms of the Collective Bargaining Agreements and all applicable laws pertaining to the employment or termination of employment of current or former employees of the Business, including all such laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction, wages, hours, WARN Act, safety and health, workers' compensation and the collection and payment of withholding and/or social security Taxes.

(iii)     None of the Seller, the Asset Sellers (with respect to any Employees of the Business), or the Target Companies or any of their Subsidiaries has, currently or within the past three years, (i) any material Equal Employment Opportunity Commission charges or other material charges, complaints or claims related to current or former employees of the Business pending, or to the Knowledge of Seller, threatened against it, (ii) any investigation by any federal, state, local, or foreign governments (and all agencies thereof) relating to its labor policies pending or, to the Knowledge of Seller, threatened that would reasonably be expected to be material to the Business, (iii) experienced any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any current or former employees of the Business or (iv) incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (the "WARN Act") or any similar state, local or foreign law that remains unsatisfied. No employee layoffs implemented by any of the Asset Sellers or any of the Target Companies or their Subsidiaries in the ninety calendar days prior to the date hereof have required issuance of notice pursuant to the WARN Act or any similar applicable law.

(iv)     Except with respect to employees covered by the collective bargaining agreements listed on Section 4(p)(i) of the Disclosure Schedule, each Employee of the Business who is an employee of any of the U.S. Target Companies or their Subsidiaries is employed "at will." Section 4(p)(ii) of the Disclosure Schedule sets forth the name of each Employee of the Business whose annual base salary exceeds (as converted into U.S. dollars, if applicable, at the exchange rate prevailing on the date hereof) $100,000, together with his or her position or function, annual base salary or wage and any applicable target incentive bonus amount. Except as set forth in Section 4(p)(ii) of the Disclosure Schedule, the completion of the transactions contemplated by this Agreement, either alone or in connection with any other event, will not result in any (a) payment or benefit becoming due, (b) increase or acceleration of any payment or benefit or (c) any "excess parachute payment" within the meaning of Code Section 280G to any Employee of the Business.

(q)     Insurance. Section 4(q) of the Disclosure Schedule contains a complete and accurate list of each currently effective material insurance policy covering any of the Asset Sellers (to the extent related to the Business) or any of the Target Companies or their Subsidiaries or any of their properties or assets (collectively, the "Insurance Policies"), including the underwriter of such policies, the type of coverage, the limits of coverage thereunder and any deductible and/or retention amount. All of the Insurance Policies are valid and binding and in full force and effect, all premiums due thereunder have been paid when due.

(r)     Product Liability. No Person has made (or to the Knowledge of Seller, threatened to make) any material claim against any of the Asset Sellers or any of the Target Companies or their Subsidiaries within the last twelve months (or if made prior to the aforementioned twelve-month period, as to which the claimant or its representative has reasserted or otherwise acted upon such claim within the last twelve months) arising out of any personal injury and/or death or damage to property relating to the Products developed, manufactured, marketed, distributed, sold or otherwise provided by, or on behalf of, any of the Asset Sellers or any of the Target Companies or their Affiliates. Seller has made appropriate notifications under the Insurance Policies with respect to each material claim made against any of the Asset Sellers or any of the Target Companies and their Subsidiaries within the last twelve months.

(s)     Customers and Suppliers. Section 4(s) of the Disclosure Schedule lists each of the customers of the Business that account for 5% or more of the Business' revenues for each of the two most recent fiscal years (the "Significant Customers") and sets forth opposite the name of each such Significant Customer the percentage of consolidated net sales attributable to such Significant Customer. Section 4(s) of the Disclosure Schedule also lists each of the suppliers of the Business that account for 5% or more of the Business' purchases of raw materials for each of the two most recent fiscal years (the "Significant Suppliers") and sets forth opposite the name of each such Significant Supplier the percentage of consolidated purchases of raw materials attributable to such Significant Customer. Section 4(s) of the Disclosure Schedule also lists any additional current customers of the Business that Seller anticipates shall account for 5% or more of the Business' revenues or purchases of raw materials for the current fiscal year. As of the date hereof, none of the Significant Suppliers, Significant Customers or other suppliers or customers listed on Section 4(s) of the Disclosure Schedule has canceled, substantially amended or otherwise terminated, or to the Knowledge of Seller, has indicated an intent to cancel, substantially amend or otherwise terminate its relationship with the Business or to materially decrease the volume of business it conducts with the Business. As of the date hereof, none of the Asset Sellers nor any of the Target Companies or their Subsidiaries has any material dispute with any of the Significant Customers or Significant Suppliers.

(t)     Reserves. Seller has made reserves appropriate under GAAP in a manner applied consistent with the past practices of the Business with respect to (i) the Inventory and (ii) accounts receivable for rebates, chargebacks, discounts, profit sharing, managed care reserves, and similar adjustments.

(u)     Regulatory Matters.

(i)     To the Knowledge of Seller, each of the Asset Sellers and each of the Target Companies and their Subsidiaries are in compliance in all material respects with all applicable laws, rules and regulations of the United States and each foreign jurisdiction, including of the FDA, the U.S. Drug Enforcement Administration ("DEA"), the Centers for Medicare and Medicaid Services, or similar foreign Governmental Entity ("Foreign Authorities"), with respect to the manufacture, sale, labeling, storing, testing, distribution, promotion and marketing of the Products. Each of the Asset Sellers and each of the Target Companies and their Subsidiaries have all material permits, approvals, registrations and licenses related to the Manufacturing Facilities from the FDA, DEA and Foreign Authorities to conduct the Business as currently conducted. Section 4(u)(i) of the Disclosure Schedule sets forth a complete and correct index of all applications, approvals, registrations, licenses, permits or the like obtained by the Asset Sellers and each of the Target Companies and its Subsidiaries with respect to the Manufacturing Facilities from the FDA, DEA and Foreign Authorities in connection with the conduct of the Business within the past four years and Seller has previously made all such information available to Buyer.

(ii)     Within the past four years, none of the Asset Sellers nor any of the Target Companies or their Subsidiaries is in receipt of notice of, has been or is subject to, any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action, corrective action plan or other compliance or enforcement action, in each case relating to the Products or the Manufacturing Facilities by the FDA, DEA or Foreign Authorities, including compliance with current good manufacturing practices as regulated and/or required by the FDA, any Foreign Authorities or the World Health Organization (collectively the "cGMPs"). There are no pending or, to the Knowledge of Seller, threatened, actions, suits, proceedings, hearings, investigations, charges, claims, demands, notices or complaints by the FDA, DEA or Foreign Authorities, including compliance with cGMPs.

(iii)     There are no pending actions, suits, proceedings, hearings, investigations, charges, claims, demands, notices or complaints by the FDA, DEA or Foreign Authorities relating to the Manufacturing Facilities or the Products.

(iv)     None of the Asset Sellers nor any of the Target Companies or their Subsidiaries has made any materially false statements on, or material omissions from, the applications, approvals, reports and other submissions to the FDA, DEA or Foreign Authorities prepared or maintained to comply with the requirements of the FDA, DEA or Foreign Authorities.

(v)     None of the Asset Sellers nor any of the Target Companies or their Subsidiaries has received within the past four years any notification, written or oral, that remains unresolved, from Foreign Authorities, the FDA, the DEA or other authorities indicating that any Product is misbranded or adulterated as defined in the FDC Act and the rules and regulations promulgated thereunder or any similar law, rule or regulation, whether under the jurisdiction of the FDA, DEA or any similar Foreign Authority. The Asset Sellers and the Target Companies and their Subsidiaries have properly handled and stored all Products included in the Inventory in compliance in all material respects with all applicable laws, rules and regulations and none of the Products included in the Inventory are misbranded or adulterated as defined in the FDC Act and the rules and regulations promulgated thereunder or any similar law, rule or regulation, whether under the jurisdiction of the FDA, DEA or of any Foreign Authority.

(vi)     Within the past four years no Product has been recalled, suspended, discontinued, or withdrawn from the market, and no Product is currently involved in any ongoing, threatened or potential recall, discontinuance, withdrawal from market, or suspension as a result of any action by the FDA, DEA or any Foreign Authority against any of the Asset Sellers or any of the Target Companies or their Subsidiaries.

(vii)     Section 4(u)(vii) of the Disclosure Schedule sets forth all ANDAs, NDAs, and Marketing Authorizations and all amendments and supplements thereto submitted to the FDA and any Foreign Authority, respectively, by each of the Asset Sellers (to the extent related to the Business) and each of the Target Companies and their Subsidiaries (the "Business Applications") and sets forth which Business Applications are pending and which have been approved.

(viii)     Each of the Asset Sellers and each of the Target Companies and their Subsidiaries have complied in all material respects with all applicable laws and regulations in connection with the preparation and submission to the FDA or applicable Foreign Authority of the Business Applications. Each of the ANDA Products and Marketing Authorization Products has been approved by, and is currently in good standing with the FDA or the applicable Foreign Authority to whom the corresponding Business Application was submitted. All required notices, supplemental applications and annual or other reports, including adverse events/experiences reports, with respect to each ANDA Product and Marketing Authorization Product for which a Business Application has been approved, have been filed with the FDA or the applicable Foreign Authority to whom the corresponding Business Application was submitted.

(ix)     None of the Asset Sellers (to the extent related to the Business) nor any of the Target Companies or their Subsidiaries has committed any act, failed to take any act, made any statement or failed to make any statement that would violate the laws and regulations enforced by the FDA, the DEA, the Centers for Medicare and Medicaid Services, the U.S. Federal Trade Commission or any applicable Foreign Authorities regarding (A) the promotion, sale or distribution of any product (including the promotion of a product for other than the use for which such product is approved by the FDA or applicable Foreign Authorities), (B) payments or other remuneration including prohibitions against kickbacks and the offering or giving of anything of value to foreign government officials, or (C) the FDA's policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any Compliance Policy Guide (Section 120.100 of the FDA Compliance Policy Guide (7150.09), issued July 1, 1991), or any other similar laws, rules or regulations, whether under the jurisdiction of the FDA, DEA or any Foreign Authority, and any and all amendments thereto. None of the Asset Sellers nor any of the Target Companies or their Subsidiaries, nor to the Knowledge of Seller, any officer, employee, or third party vendors of any of the Asset Sellers or any of the Target Companies or their Subsidiaries has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state or foreign law or regulation or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state or foreign law or regulation.

(x)     Each of the Asset Sellers and each of the Target Companies and their Subsidiaries have complied in all material respects with the requirements of (A) the Medicaid Drug Rebate Program, 42 U.S.C. Section 1396r-8(a), (B) any state supplemental rebate program, (C) the Public Health Service Pricing Program established by the Veterans Health Care Act of 1992 for Section 340B entities, 42 U.S.C. Section 256b and (D) the Federal Supply Schedule Program, codified in 10 U.S.C. Section Section 2301-14, 40 U.S.C. Section Section 471-514, 41 U.S.C.Section Section 251-260 and in certain sections of Titles 10, 31, 40, and 41 and known collectively as the Competition in Contracting Act.

(xi)     Each of the Asset Sellers and each of the Target Companies and their Subsidiaries have complied in all material respects with the requirements of any state price reporting statute or regulation.

(v)     Certain Business Relationships with the Asset Sellers, the Target Companies and Their Subsidiaries. Except for transactions of the type represented by the Ancillary Agreements, neither Seller nor any of its Affiliates (except the Target Companies and their Subsidiaries) has been involved in any material business arrangement or relationship with any of the Asset Sellers or any of the Target Companies or their Subsidiaries related to the Business within the past twelve months. Neither Seller nor any of its Affiliates (except the Asset Sellers and the Target Companies and their Subsidiaries) owns any material asset, tangible or intangible, or is a party to any material contract that is used in or relates to the Business.

(w)     Disclosure Generally. Section 3(a) above and this Section 4 and the disclosures contained in Annex V attached hereto and the Disclosure Schedule do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make any such representations, warranties or disclosures not misleading.

(x)     Disclaimer of Other Representations and Warranties. Except as expressly set forth in Section 3(a) and this Section 4, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of SELLER, the Asset Sellers, the Target Companies or their Subsidiaries, the Business or any of their respective assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

SECTION 5.     Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a)     General. Each of the Parties will use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below) on or prior to December 31, 2005 and as soon as practicable after compliance with the Hart-Scott-Rodino Act and any similar applicable law under any foreign jurisdiction or Foreign Authority, compliance with which is required to consummate the transactions contemplated hereby.

(b)     Notices and Consents. Each of the Sellers shall, and shall cause each of the Target Companies and their Subsidiaries to, give any notices to third parties, and shall, and shall cause each of the Target Companies and their Subsidiaries to, use commercially reasonable efforts to obtain any third party consents referred to in Section 4(c) of the Disclosure Schedule. Subject to the terms and conditions herein, the Parties agree to use their commercially reasonable efforts to take, or cause to be taken, all actions necessary to expeditiously consummate the transactions contemplated by this Agreement, including using commercially reasonable efforts to make all necessary domestic and foreign government filings, including filings under the Hart-Scott-Rodino Act, respond to government requests for information, and obtain all necessary governmental, judicial or regulatory actions or non-actions, orders, waivers, consents, clearances, extensions and approvals. If any suit or other action is threatened or instituted by any Governmental Entity or other entity challenging the validity or legality, or seeking to restrain the consummation of the transaction contemplated by this Agreement, the Parties shall use commercially reasonable efforts to avoid, resist, resolve or, if necessary, defend such suit or action. The filing fees under the Hart-Scott-Rodino Act and any other antitrust, competition, communications or other law applicable to the transactions contemplated by this Agreement, as well as the fees and disbursements of any legal counsel or other advisor jointly retained by the Parties in connection with any such filings, shall be borne equally by each of Buyer and Seller. Notwithstanding anything contained in this Agreement to the contrary, neither Buyer nor any of its Affiliates shall be required to offer or agree to enter into any agreements or arrangements, including agreements or arrangements to sell, license or otherwise dispose of, or hold separate or otherwise divest, all or any part of the assets or businesses of any of Buyer, its Affiliates, the Target Companies or the Acquired Assets (other than agreements or arrangements that solely relate to those assets or businesses that are, individually or in the aggregate, immaterial in relation to the assets of the Business as of the date of this Agreement) or otherwise limit, in any material respect, the conduct or operation of the business of any of the foregoing Persons.

(c)     Operation of Business. Except as disclosed on Section 5(c) of the Disclosure Schedule, each of the Asset Sellers shall (to the extent related to the Business), and each of the Sellers shall cause each of the Target Companies and their Subsidiaries (i) to conduct their respective businesses only in the Ordinary Course of Business, (ii) to refrain from (A) entering into any intercompany transaction, (B) making any intercompany transfer of funds or assets, except in the Ordinary Course of Business, (C) increasing the compensation or benefits of any employees of the Business (other than increases of compensation or benefits of non-officer employees in the Ordinary Course of Business) and (iii) to use commercially reasonable efforts to (A) preserve its business organization substantially intact, (B) maintain its present relationships and goodwill with customers, suppliers, distributors, employees and other Persons with which it has significant business relations, (C) maintain and keep material properties and assets in working order and repair in all respects material to their use or operation, except for any defects which would not materially impair the use or, with respect to real property, occupancy of such properties or assets in the operation of the Business, (D) maintain in effect all material Licenses pursuant to which it currently operates and (E) maintain all material Acquired IP Assets and Target Companies IP except for dispositions in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as disclosed on Section 5(c) of the Disclosure Schedule, none of the Asset Sellers shall, and each of the Share Sellers shall cause the Target Companies and their Subsidiaries not to, without the prior written consent of Buyer (which consent shall not be unreasonably withheld), engage in any practice, take any action, or enter into any transaction of the sort described in 0 above or that would reasonably be expected to (x) result in any of the conditions set forth in 0 not being satisfied or (y) otherwise prevent or materially impair or delay the ability of the Parties to satisfy any of the conditions set forth in 0; provided that, notwithstanding the foregoing, nothing herein will prohibit or prevent any of the Asset Sellers or any of the Target Companies and their Subsidiaries from (i) repaying, collecting or otherwise extinguishing any Intercompany Receivables or Intercompany Payables, (ii) declaring, setting aside, or paying any Cash dividend, (iii) making any distribution of Cash, (iv) redeeming or purchasing, or otherwise acquiring, any of its capital stock for Cash, (v) repaying any of its Indebtedness or (vi) engaging in any transaction referred to in Section 5(c) of the Disclosure Schedule.

(d)     Full Access. Each of the Sellers will permit, and will cause each of the Target Companies and their Subsidiaries to permit, representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere unreasonably with the normal business operations of Sellers and the Target Companies and their Subsidiaries, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of the Sellers (to the extent related to the Business) and each of the Target Companies and their Subsidiaries. Buyer will treat and hold any information it receives from any of the Sellers or any of the Target Companies or their Subsidiaries in the course of the reviews contemplated by this 00 in accordance with the Confidentiality Agreement, dated September 13, 2005, between Seller and Buyer (the "Confidentiality Agreement") which Confidentiality Agreement shall remain in full force and effect in accordance with its terms; provided, that the obligations of Buyer with respect to confidential information relating to the Business shall terminate on the Closing Date; and provided, further, that Buyer may, without liability hereunder, disclose confidential information in connection with the proper exercise of any remedies provided in this Agreement or any Ancillary Agreement or any suit, action or proceeding relating to this Agreement or Ancillary Agreements or the enforcement of rights hereunder or thereunder.

(e)     Notice of Developments. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Sections 3 or 4 above and of the occurrence, or non-occurrence, of any other event that, individually or in the aggregate, would make the timely satisfaction of any of the conditions set forth in 0 impossible or unlikely. No disclosure by any Party pursuant to this 00, however, shall be deemed to amend or supplement Annex V, Annex VI, or the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

(f)     ISRA Compliance. Prior to the Closing, Seller shall take all actions necessary, at its sole cost and expense, to obtain ISRA Approval with respect to the Owned Real Property and the Leased Real Property located in the State of New Jersey.

SECTION 6.     Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a)     General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request for no further consideration to more effectively consummate the purchase and sale of Target Shares and Acquired Assets and the assumption of the Assumed Liabilities, including (i) transferring back to the applicable Asset Seller any Excluded Asset or Excluded Liability and (ii) transferring to the applicable Target Company or Subsidiary thereof any Acquired Asset or Assumed Liability contemplated hereby to be transferred at the Closing which was not so transferred at the Closing.

(b)     Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or any of the Ancillary Agreements or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Asset Sellers or any of the Target Companies or their Subsidiaries, but (iii) excluding any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand with respect to Taxes, which shall be governed solely by 0 hereof, each of the other Parties shall cooperate with it and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the defense or contest at no cost to the other Party.

(c)     Transition. Neither Seller nor its Subsidiaries will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, distributor or other business associate of any of the Asset Sellers (to the extent related to the Business) or any of the Target Companies or their Subsidiaries from maintaining the same business relationships with the Buyer and its Subsidiaries after the Closing as it maintained with the Asset Sellers and the Target Companies and their Subsidiaries prior to the Closing.

(d)     Covenant Not to Compete; Nonsolicitation.

(i)     For a period of three years from and after the Closing Date (the "Noncompete Period"), none of the Sellers nor any of their Subsidiaries (or any of their respective generic division or business successors) will engage directly or indirectly in the research, development, manufacturing, marketing, distribution or sale of any human generic pharmaceuticals that competes with the Business as conducted as of the Closing Date in any geographic area in which the Business conducts its business anytime during the 12 months preceding the date of this Agreement; provided, however, that it shall not be a violation of this Section 6(d)(i) for any of the Sellers or any of their Subsidiaries to (A) own any equity securities (or securities convertible into equity securities) of any Person which invests in, manages or operates a business that competes with the Business, in each case, provided that such equity securities (or securities convertible into equity securities) represent less than 5% of the outstanding capital stock of such Person and are publicly traded or listed in any securities exchange or automated quotation system, (B) acquire all or a majority of the stock or assets of any Person that has a business which has 10% or less of its sales in a business competing with the Business, (C) market, distribute, sell, provide or otherwise transfer any finished antibiotic, antibacterial or fermentation-based pharmaceuticals products containing active pharmaceutical ingredients manufactured by Seller or its Subsidiaries, except for any products which compete with any of the Covered Products, (D) operate the Branded Pharmaceutical Business or any other business consisting of the research, development, manufacture, distribution or sale of Kadian and other Branded Pharmaceutical Products (including for all such purposes, the use of Intellectual Property related to Kadian), (E) use Intellectual Property relating to Kadian for any product that is not a Branded Product which does not compete with any of the Covered Products, (F) own Parmed and conduct the business of Parmed in a manner consistent with past practices or (G) market, distribute, sell, provide or otherwise transfer any active pharmaceutical ingredients manufactured by Seller or its Subsidiaries.

(ii)     During the Noncompete Period, none of the Sellers nor any of their Subsidiaries shall (A) directly or indirectly, induce, solicit or encourage any person who is at such time an employee of the Buyer Entities to leave or curtail his or her employment with the Buyer Entities or otherwise adversely modify such person's relationship with the Buyer Entities; provided, however, that it shall not be a violation of this Section 6(d)(ii)(A) for any of the Sellers or any of its Subsidiaries to engage in (x) general advertising or employee search activities targeted to a broad pool of potential applicants for a position (and not specifically targeting employees of the Buyer or any of its Subsidiaries) or (y) any discussions after an employee of the Buyer or any of its Subsidiaries initiates contact with any of the Sellers or their Subsidiaries without prior solicitation in contravention of this Section 6(d)(ii)(A), or (B) hire or attempt to hire (x) any person who is at such time, or who was at any time in the three year period prior to such time, an employee of the Buyer Entities or (y) an Employee of the Business.

(iii)     Notwithstanding anything to the contrary herein, the Parties agree that irreparable damage would occur in the event that the provisions of this 00 were not performed in accordance with their specific terms and, accordingly, it is agreed that Buyer shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions of this 00 in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Buyer is entitled in law or in equity. The Parties agree that the Noncompete Period shall be extended by any period during which Seller has been determined to be in violation of its obligations under 00. If the final judgment of a court of competent jurisdiction declares that any term or provision of this 00 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(e)     Use of Name and Trademarks. The parties shall enter into the trademark license agreement attached hereto as Exhibit G-10 (the "Trademark License Agreement") whereby (i) for a period no longer than twelve (12) months after the Closing Date, Buyer and its Affiliates shall have the right to use, solely in connection with the operation of the Business, printed purchase orders, sales invoices, marketing materials, stationary, printed forms, other documents and office supplies, (ii) for a period of no longer than twenty-four (24) months after the Closing Date, Buyer and its Affiliates shall have the right to use, solely in connection with the operation of the Business, packaging materials, stocks and shipping supplies (collectively, together with the materials described in clause (i) above, the "Marketing Material"), in each case, on hand on the Closing Date containing the name "Alpharma" or "Alpharma-Isis" (the "Seller Name") thereon, and (iii) for a period commencing upon the expiration of the period contemplated by clause (i) above and ending on a date that is no later than twenty-four (24) months after the Closing Date, Buyer and its Affiliates may use the Seller Name in connection with the Marketing Material described in clause (i) above, but only in combination with another name, in the case of each of clauses (i), (ii) and (iii) above, subject to the terms and conditions of the Trademark License Agreement.

(f)     Employee Benefits Matters.

(i)     From and after the date two days following the date hereof until the Closing, Buyer shall reasonably consult with Seller before distributing any communications to any Employees of the Business relating to employee benefits or post-Closing terms of employment. From after the date two days following the date hereof, Sellers shall reasonably consult with Buyer before distributing any communications to any Employees of the Business regarding or relating to the transactions contemplated hereby, and shall incorporate Buyer's reasonable comments in such communications. The Sellers shall reasonably consult with Buyer before any negotiations or consultation process with works councils that are required to accomplish the transfer of any Employees of the Business to the Buyer Entities.

(ii)     Prior to the Closing and effective on the Closing Date, Buyer or its Affiliates will offer employment to all Employees of the Business who are employees of the Asset Sellers immediately prior to the Closing Date. For a period of one year immediately after the Closing Date, the Buyer Entities shall provide to Transferred Employees the same base salary or wage rates, as applicable, and employee benefits under plans, programs and arrangements (other than equity-based plans) which, in the aggregate, will provide benefits to the Transferred Employees which, taken together, are substantially similar in the aggregate to the benefits provided by Seller and its Subsidiaries immediately prior to the Closing Date pursuant to the Seller Employee Benefit Plans (excluding any equity-based compensation or benefits). Notwithstanding the foregoing, nothing contemplated by this Agreement shall be construed as requiring either Buyer, its Affiliates or the Target Companies and their Subsidiaries to be obligated to continue the employment of any Transferred Employees for any period after the Closing Date.

(iii)     Notwithstanding Section 6(f)(ii) above, effective from and after the Closing Date, (1) with respect to non-U.S. Transferred Employees, the Buyer Entities shall provide to such Transferred Employees the same terms and conditions of employment (including employee benefit plans, programs or arrangements) to the extent required by applicable law in any non-U.S. jurisdiction such that Seller and the Seller's Subsidiaries shall avoid any liability that would otherwise result from a failure to maintain the same terms and conditions (including employee benefit plans, programs or arrangements), and (2) with respect to Transferred Employees covered by Collective Bargaining Agreements, the Buyer Entities shall remain bound by or, as applicable, assume such Collective Bargaining Agreements and provide to such Transferred Employees the same terms and conditions of employment (including employee benefit plans, programs or arrangements) to the extent required by the applicable Collective Bargaining Agreements.

(iv)     The Buyer Entities shall provide severance or similar termination benefits to each Transferred Employee who is covered by the Retention Arrangements or the Alpharma Severance Plan attached hereto as Exhibit F immediately prior to the Closing Date and whose employment is terminated by the Buyer Entities within the one-year period immediately following the Closing Date for reasons other than for "cause" (as defined in the Alpharma Severance Plan) at least as favorable to the Transferred Employees as those contained in the Retention Arrangements or the Alpharma Severance Plan.

(v)     Effective from and after the Closing Date, the Buyer Entities shall (A) recognize, for all purposes (other than benefit accrual under a defined benefit pension plan other than any Assumed Employee Benefit Plan) under all employee benefit plans, programs and arrangements established or maintained by the Buyer Entities for the benefit of the Transferred Employees, service with Seller, the Asset Sellers and the Target Companies and their Subsidiaries prior to the Closing Date to the extent such service was recognized under the corresponding Seller Employee Benefit Plan covering such Transferred Employees and (B) waive any pre-existing exclusion requirements under all employee health and other welfare benefit plans established or maintained by the Buyer Entities for the benefit of the Transferred Employees, except to the extent such exclusion would have applied to such individual under the corresponding Seller Employee Benefit Plan.

(vi)     Effective from and after the Closing Date, the Buyer Entities shall assume, honor, and perform all obligations and liabilities in respect of any Transferred Employee for (A) the Retention Arrangements listed on Section 6(f)(vi) of the Disclosure Schedule, (B) furnishing a Form W-2 to the Transferred Employees employed in the U.S. for the calendar year within which the Closing Date occurs in accordance with the "alternate procedures" provision in Revenue Procedure 2004-53 provided that Seller timely provides the Buyer Entities with any and all information as reasonably requested to comply with such requirement, (C) all accrued but unused vacation and sick days to which any Transferred Employee is entitled as of the Closing Date under the Seller Employee Benefit Plans and (D) claims for hospital, medical, dental or other health benefits, expenses or other reimbursements relating to any medical service, product or confinement provided to or in respect of any Transferred Employee (or his or her eligible dependents) incurred on or after the Closing Date or prior to the Closing Date to the extent accrued on the Closing Date Pro Forma Balance Sheet.

(vii)     Effective from and after the Closing Date, Seller and its Subsidiaries shall remain responsible for any and all liabilities of Seller, any of its Subsidiaries or any Seller Employee Benefit Plan to or in respect of (A) any Bonus Obligations, which shall be paid as set forth in 0 below, (B) any Inactive Employee (or any of his or her beneficiaries or dependents) for claims for long term disability benefits incurred under a Seller Employee Benefit Plan but not paid prior to the Closing Date and claims incurred under a Seller Employee Benefit Plan on or after the Closing Date but prior to the expiration of such Inactive Employee's disability, (C) any current or former employees of any of the Sellers or the Target Companies who do not become Transferred Employees except under any Assumed Employee Benefit Plan or to the extent that the Buyer Entities have agreed to assume assets and liabilities for such persons pursuant to Section 6(f)(ix), or to the extent such Inactive Employees are otherwise entitled under applicable law to future reinstatement with the Target Companies, and (D) the Transferred Employees for claims in respect of awards granted to such Transferred Employees under the Seller's 1997 Incentive Stock Option and Appreciation Right Plan, 2003 Omnibus Incentive Plan and Stock Purchase Plan, and (E) except to the extent assumed under Section 6(f)(vi), claims under any plan maintained by Sellers for hospital, medical, dental or other health benefits, expenses or other reimbursements relating to any medical service, product or confinement provided to or in respect of any Transferred Employee (or his or her eligible dependents) incurred prior to the Closing Date.

(viii)     As soon as practicable following the sixth-month anniversary of the Closing Date, Buyer shall deliver to Seller a schedule setting forth the retention bonus amounts payable to the Transferred Employees under the Retention Arrangements as a result of such Transferred Employees satisfaction of the requirements of such Retention Arrangements, and, as soon as practicable following receipt of such schedule, Seller shall transfer to Buyer an amount, if any, in U.S. dollars equal to the sum of such retention bonus amounts indicated on such schedule less $7,600,000. Buyer shall timely pay all applicable retention amounts due under the Retention Arrangements.

(ix)     As a result of Buyer's acquisition of the outstanding stock of the Target Companies and their Subsidiaries, the Buyer Entities shall retain and be liable for all of the Seller Employee Benefit Plans sponsored by the Target Companies, including the defined benefit pension plans and defined contribution plans set forth on Section 6(f)(ix) of the Disclosure Schedule, and shall continue to make contributions to the Teamsters multi-employer retirement plan and health and welfare plan on behalf of certain Employees of the Business at Elizabeth, New Jersey. As soon as practicable following the Closing Date, Alpharma AS shall cause the insurance company which is party to the insurance contracts which fund the Tax Deductible Defined Benefits Company Pension Scheme and Collective Life Annuity Top Hat Pension Scheme (collectively, the "Pension Schemes") to provide fully paid annuity contracts to the Participants in such Pension Schemes who are current or former Employees of the Business in Norway. Buyer shall assume any liabilities with respect to (i) any early retirement pension plans for the benefit of Employees of the Business and former employees of the Business in Norway and Denmark and (ii) any severance plans or arrangements for the benefit of any Employees of the Business or any former employees of the Business in Norway and Denmark.

(x)     The Buyer Entities shall either retain or have transferred to them the assets in any trust sponsored or maintained by the Buyer Entities, Seller or Target Entities that are only applicable to the liabilities assumed by Buyer under the Alpharma ISIS GmbH - Germany, Defined Contribution/Defined Benefit Plan; the Alpharma BV - Holland, Defined Contribution/Defined Benefit Plan; the PT Alpharma - Indonesia, Defined Benefit Plan and the Alpharma Ltd. Retirement Benefit Scheme - U.K., Defined Benefit Plan and shall retain sponsorship of each such trust currently sponsored by the Buyer Entities; provided that in the event that any such assets are held in a master trust sponsored by Seller that will not be transferred to Buyer Entities as part of the contemplated transaction, Seller shall cause the trustee of such master trust that holds such assets to transfer to a trust established by Buyer Entities an amount equal to the portion of such master trust directly attributable to the liabilities being assumed under the the Alpharma ISIS GmbH - Germany, Defined Contribution/Defined Benefit Plan; the Alpharma BV - Holland, Defined Contribution/Defined Benefit Plan; the PT Alpharma - Indonesia, Defined Benefit Plan and the Alpharma Ltd. Retirement Benefit Scheme - U.K., Defined Benefit Plan as determined on the transfer date in accordance with the terms of the trust and applicable law.

(xi)     Effective as of the Closing Date, Buyer or its appropriate Subsidiary in Denmark shall establish a defined contribution retirement plan, the benefits of which are no less than the benefits under the Alpharma ApS Defined Contribution Plan with participation offered to all employees presently offered participation under such plan. As soon as possible following the Closing Date, Alpharma ApS shall cause the transfer of all of the accounts under the Alpharma ApS Defined Contribution Plan which relate to the Transferred Employees to the new plan established by Buyer or Buyer's Subsidiary. Such transfer shall be in cash (or property acceptable to Seller and Buyer) and shall be done in accordance with applicable law.

(xii)     Effective as of and from the Closing Date, Transferred Employees shall not accrue any benefits under any Seller Employee Benefit Plans other than the Assumed Employee Benefit Plans. Effective as of the Closing Date, Seller shall cause all U.S. Transferred Employees to be 100% vested in their benefits under the Alpharma Inc. Pension Plan; the A.L. Pharma Supplemental Pension Plan; the Alpharma Inc. Savings Plan and the Alpharma Inc. Supplemental Savings Plan and shall permit distributions in accordance with the terms of such plans. No assets or liabilities from the Alpharma Inc. Pension Plan or the A.L. Pharma Supplemental Pension Plan shall be transferred to the Buyer Entities or to any pension plan maintained by Buyer or one of its Subsidiaries, and Seller shall remain responsible for any and all liabilities to Employees of the Business in respect of the Alpharma Inc. Pension Plan or the A.L. Pharma Supplemental Pension Plan. As of the Closing Date, Seller shall contribute, to the extent not already contributed prior thereto, an aggregate cash amount to the Alpharam Inc. Savings Plan and the Alpharma Inc. Supplemental Savings Plan on behalf of the Transferred Employees equal to the "employer matching contributions" payable for the calendar year in which the Closing occurs under the Alpharam Inc. Savings Plan and the Alpharma Inc. Supplemental Savings Plan with respect to the elective deferred contributions actually made by the Transferred Employees to such plans prior to the Closing Date.

(g)     Labor Matters; WARN Act.

(i)     Buyer shall not, and shall cause the U.S. Target Companies and their Subsidiaries not to, at any time prior to the 61st day following the Closing Date, without fully complying with the notice and other requirements of the WARN Act or any similar applicable state or local law, regulation or ordinance, effectuate (x) a "plant closing" (as defined in the WARN Act or such other similar legal obligation) affecting any site of employment or one or more facilities or operating units within any site of employment of any of the Asset Sellers or any of the Target Companies or their Subsidiaries, or (y) a "mass layoff" (as defined in the WARN Act or such other similar legal obligation) affecting any site of employment of any of the U.S. Target Companies or their Subsidiaries.

(ii)     If Buyer takes any action after the Closing Date which independently, or in connection with any reduction in the size of the Business' work force occurring within the ninety day period prior to the Closing Date, could be construed as a "plant closing" or "mass layoff," as those terms are defined in the WARN Act or any similar applicable state or local law, regulation or ordinance, Buyer shall be solely responsible for providing any notice required by the WARN Act (or such other similar legal obligation) and for making payments, if any, and paying all penalties and costs (of Buyer or Seller), if any, which may result from any failure to provide such notice.

(h)     Insurance.

(i)     From and after the Closing Date for a period of not less than 5 years, Buyer will maintain product liability insurance policies with insurance companies that have a current Best's or Standard & Poor's rating of not less than "A-" and a current policyholder's surplus of not less than $1,000,000,000 (or the equivalent if a non-U.S. insurer). Such insurance policies will designate Seller and each Asset Seller, as its interest may appear, as additional insureds. The limits of liability, deductibles or retentions of such product liability insurance will be similar in all material respects to the limits of liability, deductibles or retentions maintained by companies of a similar financial size and a similar business purpose as Buyer after giving effect to the transactions contemplated hereby.

(ii)     From and after the Closing Date, Seller will maintain the interest and rights of the Asset Sellers (to the extent related to the Business) and the Target Companies and their Subsidiaries as of the Closing Date as additional named insureds as their interests may appear or beneficiaries or in any other capacity under the "occurrence based" policies within the Alpharma Global Insurance Program (other than Foreign Local Insurance Policies assigned to Buyer or its designees) in respect of occurrences during the period prior to the Closing Date and will cause such interest and rights to survive the Closing for a period of not less than 5 years), and shall continue to administer such policies and programs on behalf of Buyer and its Subsidiaries. Any Insurance proceeds received by Seller after the Closing under such policies and programs in respect of the Asset Sellers (to the extent related to the Business) and the Target Companies and their Subsidiaries shall be for the benefit of Buyer and its Subsidiaries.

(iii)     For six years after the Closing Date, Seller shall maintain directors' and officers' liability insurance in respect of acts or omissions occurring prior to the Closing Date, covering each director and officer of each of the Target Companies and their Subsidiaries, on terms with respect to coverage and amount (including with respect to the payment of attorneys' fees) no less favorable than those of such policy in effect on the date hereof; provided that, if the aggregate annual premiums for such insurance during such period shall exceed 150% of the per annum rate of premium paid by Seller as of the date hereof for such insurance, then Seller shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at 150% of such rate.

(i)     Confidentiality.

(i)     Each of the Sellers shall keep confidential, and shall cause its Subsidiaries to keep confidential, all information relating to the Business ("Confidential Business Information"), except with respect to Confidential Business Information (A) that is available to the public prior to the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this 0 or (B) that becomes available to any of the Sellers or their Subsidiaries after the Closing Date on a non-confidential basis from a source other than Buyer or its Subsidiaries (provided that such source was not known by the recipient, after due inquiry, to be bound by a confidentiality agreement with Buyer, with respect to such information, or otherwise prohibited from transmitting such information due to other contractual, legal or fiduciary obligations of confidentiality). The covenant set forth in this 0 shall terminate three years after the Closing Date.

(ii)     In the event that any of the Sellers or any of their Subsidiaries is requested or required, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, to disclose Confidential Business Information, it is agreed that such Person will provide Buyer with prompt notice of such event so that Buyer may seek a protective order or other appropriate remedy or waive compliance with this 0 by such Person. In the event Buyer determines to seek such protective order or other remedy, any such Person will cooperate with Buyer in seeking such protective order or other remedy. In the event that such protective order or other remedy is not obtained and disclosure of Confidential Business Information is required under applicable law, or Buyer grants a waiver hereunder, such Person (A) may, without liability hereunder, furnish that portion (and only that portion) of the Confidential Business Information which, in the written opinion of such Person's counsel, such Person is legally required to disclose and (B) will exercise its commercially reasonable efforts to have confidential treatment accorded any Confidential Business Information so furnished.

(iii)     Notwithstanding anything to the contrary herein, the Parties agree that irreparable damage would occur in the event that the provisions of this 0 were not performed in accordance with their specific terms and, accordingly, it is agreed that Buyer shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions of this 0 in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Buyer is entitled in law or in equity. The Parties agree that the duration of these confidentiality obligations shall be extended by any period during which Seller has been determined to be in violation of its obligations under 0.

(j)     Post-closing ISRA Obligations.

(i)     Seller acknowledges and agrees that Seller shall have sole responsibility to take all necessary and required action in connection with, arising from or relating to compliance with ISRA with respect to any Owned Real Property and any Leased Real Property located in the State of New Jersey except to the extent arising from releases of Hazardous Substances occurring after the Closing Date (for which Buyer shall bear sole liability and responsibility). Without limiting the generality of the foregoing, the Seller shall take all actions, at its sole cost and expense, to obtain a written determination issued by the NJDEP pursuant to ISRA authorizing the transactions to be performed in connection with the Closing, including a "No Further Action" letter as defined by N.J.S.A. 13:I K-9(d) or a "Remediation Agreement under N.J.S.A 13:I K-(9)e), a Remediation in Progress Waiver pursuant to N.J.A.C. 7:26B-5.4 or an authorization letter pursuant to N.J.A.C. 7:26B-1.8(c) in accordance with the requirements of ISRA. Prior to Seller's submission to the NJDEP of any application or any other document intended to secure a written determination referred to in the previous sentence, Seller shall present such application or other document to Buyer and obtain its approval, which approval shall not be unreasonably withheld or delayed.

(ii)     Seller shall be the sole ordered party under any Remediation Agreement. Seller shall be solely responsible for fulfilling all requirements thereunder, including establishing and maintaining in full force and effect until released by NJDEP, a "remediation funding source" (as such term is defined in ISRA) satisfactory in form, content and amount to the NJDEP. Without limitation upon the foregoing, Buyer shall execute all certifications required of the owner or operator of an industrial establishment in connection with application for the Remediation Agreement (for avoidance of doubt excluding any which would cause Buyer to become an ordered party or otherwise be responsible for any investigation, remediation or other costs or requirements under ISRA except to the extent arising from releases of Hazardous Substances occurring after the Closing Date).

(iii)     Following the Closing, Seller shall take all actions necessary, at its sole cost and expense, to achieve ISRA Compliance with respect to the Owned Real Property and the Leased Real Property located in the State of New Jersey except to the extent arising from releases of Hazardous Substances occurring after the Closing Date (for which Buyer shall bear sole liability and responsibility). For purposes of this Agreement, "ISRA Compliance" shall mean performance by Seller of any requirements imposed under ISRA as a result of the transactions to be performed in connection with the Closing, and shall (along with all liability of Seller hereunder with respect to the Owned Real Property and the Leased Real Property located in the State of New Jersey) be deemed completed upon a receipt by Seller of a "No Further Action" letter with respect to these ISRA requirements and upon completion by Seller of any and all conditions imposed by NJDEP in such "No Further Action" letter.

(iv)     To the extent it does not incur any material cost or Adverse Consequences in doing so, Buyer shall timely cooperate with Seller's efforts to comply with ISRA and this provision including providing Seller access to such real property after the Closing on reasonable terms to be reflected in a mutually acceptable access agreement to be executed at Closing.

(v)     Seller shall provide Buyer with reasonable advance notice of, and an opportunity to comment on, any planned activities and any documents proposed to be submitted to NJDEP, and with any opportunity for Buyer to participate in any material meetings or conference calls with NJDEP or Seller's environmental consultants with respect to the actions necessary to achieve ISRA Compliance provided that Buyer shall take no action which will unreasonably interfere with Seller's prompt and cost-effective completion of its ISRA responsibilities hereunder. Seller shall not enter into any agreement, plan or order with respect to ISRA Compliance without Buyer's prior written consent not to be unreasonably withheld or delayed.

(k)     Cooperation Relating to Exercises of Stock Options. Buyer shall cause each of the Foreign Target Companies and their Subsidiaries to (i)(A) accept from Seller any proceeds delivered to such Foreign Target Company or such Subsidiary of a Foreign Target Company by Seller upon the sale by Seller of all or a portion of the shares of Seller's common stock that are issuable upon (1) the exercise of an option to acquire such shares held by any Employee of the Business employed by such Foreign Target Company or such Subsidiary of a Foreign Target Company or (2) the purchase by any Employee of the Business employed by such Foreign Target Company or such Subsidiary of a Foreign Target Company of restricted shares of Seller's common stock, at the election of such Employee of the Business, (B) withhold from such proceeds and remit to any applicable Taxing Authority any amounts required to be withheld and remitted pursuant to applicable law and (C) pay any remaining proceeds to such Employee of the Business and (ii)(A) accept any amounts delivered to such Foreign Target Company or such Subsidiary of a Foreign Target Company by any Employee of the Business employed by such Foreign Target Company or such Subsidiary of a Foreign Target Company in connection with the exercise of an option to acquire shares of Seller's common stock by such Employee of the Business and (B) remit to any applicable Taxing Authority such amounts as required by applicable law.

(l)     Payment of Bonus Obligations. Seller shall deliver to Buyer no later than March 5, 2006 an amount of Cash equal to the amount of the Bonus Obligations and written instructions setting forth the name of each Employee of the Business entitled to receive amounts under such Bonus Obligations and the amount of such Bonus Obligation to be paid to each such Employee of the Business. Buyer agrees to (i) hold such amount in trust for the benefit of the Employees of the Business and (ii) pay to each such Employee of the Business the amount set forth next to the name of each such Employee of the Business on the written instructions provided to Buyer by Seller pursuant to this 0, on behalf of Seller, no later than March 15, 2006, regardless of the employment status of any such Employee of the Business as of the date such payment is made to any other Employees of the Business.

SECTION 7.     Conditions to Obligation to Close

(a)     Conditions to Buyer's Obligation. Buyer's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)     (A) the representations and warranties set forth in Sections 3(a), 4(a), 4(b), 4(e) and 4(i) shall be true and correct as of the date hereof and at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), (B) the representations and warranties set forth in Sections 4(h), 4(k)(vii), 4(p)(ii), 4(s) and 4(u) (disregarding for purposes of this Section 7(a)(i) any qualification as to materiality) shall be true and correct as of the date hereof and at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), provided that the condition in this Section 7(a)(i)(B) shall be deemed satisfied with respect to such representations and warranties unless the events, facts or circumstances constituting or giving rise to any breach of any such representation and warranty would be required to be disclosed in a registration statement on Form S-1 (or any applicable successor form) under the Securities Act provided in connection with a public offering of securities by the Business, in order for the information contained in such registration statement to be Compliant, and (C) the other representations and warranties of the Sellers shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except that with respect to clause (C) above, representations and warranties qualified by the term "material," or that contain terms such as "Material Adverse Effect" or "Material Adverse Change" (as so written, including the term "material" or "Material"), shall be true and correct in all respects as of the date hereof and at and as of the Closing Date;

(ii)     Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as "material," or contain terms such as "Material Adverse Effect" or "Material Adverse Change," in which case Sellers shall have performed and complied with all of such covenants (as so written, including the term "material" or "Material") in all respects through the Closing;

(iii)     there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement and no action, suit, claim or proceeding shall be pending that would reasonably be expected to prohibit or enjoin the consummation of the transactions contemplated by this Agreement;

(iv)     Seller shall have delivered to Buyer a certificate executed by an authorized officer of Seller to the effect that each of the conditions specified above in Sections 7(a)(i)-(iii) is satisfied in all respects;

(v)     all applicable waiting periods (and any extensions thereof) or required approvals, authorizations or consents under the Hart-Scott-Rodino Act or any similar applicable law under any foreign jurisdiction or Foreign Authority shall have expired, been obtained or otherwise been terminated, as applicable;

(vi)     the Parties and the Target Companies and their Subsidiaries shall have obtained each third party consent where the failure to obtain such consent would individually have a Material Adverse Effect;

(vii)     Seller shall have delivered evidence reasonably satisfactory to Buyer that the Target Companies and their Subsidiaries are no longer guarantors under the Alpharma Credit Agreement or the indenture governing Seller's 8 5/8% Senior Notes due 2011 and that the assets of the Asset Sellers (to the extent included in the Acquired Assets), Target Companies and their Subsidiaries, and the capital stock of the Target Companies and their Subsidiaries are no longer subject to the Alpharma Credit Agreement Lien;

(viii)     Seller shall have delivered to Buyer certificates complying with the Code and Treasury Regulations, in form and substance reasonably satisfactory to Buyer, duly executed and acknowledged, certifying that Seller is not a foreign person and, with respect to each Asset Seller, that none of the Acquired Assets is a U.S. real property interest; if no such certificate is received by the Closing, there shall be withholding to the extent required by section 1445 of the Code (and the amount of any such withholding shall be treated as part of the Purchase Price);

(ix)     Seller shall have delivered to Buyer an executed counterpart to a lease agreement between the Parties (or one or more of their respective Affiliates) for the facility at Copenhagen (the "Copenhagen Facility Lease Agreement") in the form of Exhibit G-1 attached hereto;

(x)     Seller shall have delivered to Buyer an executed counterpart to a toll manufacturing agreement between the Parties (or one or more of their respective Affiliates) in connection with manufacturing certain products at the Copenhagen facility (the "Copenhagen Facility Toll Manufacturing Agreement") in the form of Exhibit G-2 attached hereto;

(xi)     Seller shall have delivered to Buyer an executed counterpart to a lease agreement between the Parties (or one or more of their respective Affiliates) for the office space in Skøyen (the "Skøyen Lease Agreement") in the form of Exhibit G-3 attached hereto;

(xii)     Seller shall have delivered to Buyer an executed counterpart to a service agreement between the Parties (or one or more of their respective Affiliates) in connection with the Elizabeth facility (the "Elizabeth Shared Facility Agreement") in the form of Exhibit G-4 attached hereto;

(xiii)     Seller shall have delivered to Buyer an executed counterpart to a shared facility agreement between the Parties (or one or more of their respective Affiliates) in connection with the Piscataway facility (the "Piscataway Shared Facility Agreement") in the form of Exhibit G-5 attached hereto;

(xiv)     Seller shall have delivered to Buyer an executed counterpart to a toll manufacturing agreement between the Parties (or one or more of their respective Affiliates) in connection with manufacturing certain "Kadian" products at the Elizabeth facility (the "Elizabeth Facility Toll Manufacturing Agreement") in the form of Exhibit G-6 attached hereto;

(xv)     Seller shall have delivered to Buyer an executed counterpart to a API supply agreement between the Parties (or one or more of their respective Affiliates) with respect to Bacitracin and Polymyxin (the "API Supply Agreement") in the form of Exhibit G-7 attached hereto;

(xvi)     Seller shall have delivered to Buyer executed counterparts to the distribution agreements between the Parties (or one or more of their respective Affiliates) with respect to Vancomycin (the "Vancomycin Distribution Agreements") in the form of Exhibit G-8A and Exhibit G-8B attached hereto;

(xvii)     Seller shall have delivered to Buyer an executed counterpart to a transition services agreement between the Parties (or one or more of their respective Affiliates) in connection with the information technology systems (the "IT Transition Services Agreement") in the form of Exhibit G-9 attached hereto;

(xviii)     Seller shall have delivered to Buyer an executed counterpart to the Trademark License Agreement in the form of Exhibit G-10 attached hereto;

(xix)     Seller shall have delivered to Buyer an executed counterpart to a distribution agreement between the Parties (or one or more of their respective Affiliates) in connection with the distribution of products of the Branded Pharmaceutical Business by the Business on behalf of Seller (the "Branded Pharmaceuticals Distribution Agreement") in the form of Exhibit G-11 attached hereto;

(xx)     Seller shall have delivered to Buyer an executed counterpart to an administrative services agreement between the Parties (or one or more of their respective Affiliates) in connection with the certain administrative services to be provided by the Business to Seller (the "Administrative Services Agreement") in the form of Exhibit G-12 attached hereto;

(xxi)     Seller shall have delivered to Buyer an executed counterpart to a supply agreement between the Parties (or one or more of their respective Affiliates) in connection with the supply by Buyer to Parmed of certain Products (the "Parmed Supply Agreement") in the form of Exhibit G-13 attached hereto;

(xxii)     Seller shall have delivered to Buyer executed counterparts to finance support agreements between the Parties (or one or more of their respective Affiliates) relating to finance support to be provided by Seller or its Affiliates to the Business in Norway and Denmark (the "Finance Support Agreements") in a form mutually acceptable to the Parties;

(xxiii)     Seller shall have delivered to Buyer, with respect to each of the Transferred Leases, an assignment of lease, duly executed by the appropriate Asset Seller, and duly executed and consented to by the applicable landlord, in form reasonably satisfactory to Buyer, assigning such Asset Seller's interest as tenant to an entity designated by Buyer;

(xxiv)     Buyer shall have received from Kirkland & Ellis LLP, counsel to Seller, an opinion in form and substance as set forth in Exhibit H-1 attached hereto, and from suitable law firms in Denmark, Norway, the United Kingdom and Germany, opinions in form and substance customary for transactions similar to the transactions contemplated hereby and reasonably acceptable to Buyer, in each case addressed to Buyer and dated as of the Closing Date;

(xxv)     Buyer shall have received from Richards, Layton & Finger P.A., Delaware counsel to Seller, an opinion in form and substance as set forth in Exhibit H-2 attached hereto, addressed to Buyer and dated as of October 16, 2005, which opinion shall not have been withdrawn;

(xxvi)     the Target Companies and their Subsidiaries shall not have any Indebtedness other than the German Loan and the U.K. Note (to the extent assumed by Buyer or its Affiliates pursuant to this Agreement);

(xxvii)     Seller shall have delivered to Buyer satisfactory evidence of ISRA Approval;

(xxviii)     Seller shall have executed and delivered the IRS Form 8023 making the Section 338(h)(10) Election for Alpharma USPD, Inc.; and

(xxix)     all actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

Buyer may waive any condition specified in this 0 if it executes a writing so stating at or prior to the Closing.

(b)     Conditions to Sellers' Obligation. Each of the Sellers' obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)     the representations and warranties set forth in 0 above shall be true and correct as of the date hereof and at and as of the Closing Date immediately before the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except that representations and warranties qualified by the term "material," or that contain terms such as "Material Adverse Effect" or "Material Adverse Change" (as so written, including the term "material" or "Material"), shall be true and correct in all respects as of the date hereof and at and as of the Closing Date;

(ii)     Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as "material" and "Material Adverse Effect," in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term "material" or "Material") in all respects through the Closing;

(iii)     there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement and no action, suit, claim or proceeding shall be pending that would reasonably be expected to prohibit or enjoin the consummation of the transactions contemplated by this Agreement;

(iv)     Buyer shall have delivered to Seller a certificate executed by an authorized officer of Buyer to the effect that each of the conditions specified above in Sections 7(b)(i)-(iii) is satisfied in all respects;

(v)     all applicable waiting periods (and any extensions thereof) or required approvals, authorizations or consents under the Hart-Scott-Rodino Act or any similar applicable law under any foreign jurisdiction or Foreign Authority shall have expired, been obtained or otherwise been terminated, as applicable;

(vi)     the Parties and the Target Companies and their Subsidiaries shall have obtained each third party consent where the failure to obtain such consent would individually have a Material Adverse Effect;

(vii)     Buyer shall have delivered to Seller an executed counterpart to the Copenhagen Facility Lease Agreement;

(viii)     Buyer shall have delivered to Seller an executed counterpart to the Copenhagen Facility Toll Manufacturing Agreement;

(ix)     Buyer shall have delivered to Seller an executed counterpart to the Skøyen Lease Agreement;

(x)     Buyer shall have delivered to Seller an executed counterpart to the Elizabeth Shared Facility Agreement;

(xi)     Buyer shall have delivered to Seller an executed counterpart to the Piscataway Shared Facility Agreement;

(xii)     Buyer shall have delivered to Seller an executed counterpart to the Elizabeth Facility Toll Manufacturing Agreement;

(xiii)     Buyer shall have delivered to Seller an executed counterpart to the API Supply Agreement;

(xiv)     Buyer shall have delivered to Seller an executed counterpart to the Vancomycin Distribution Agreements;

(xv)     Buyer shall have delivered to Seller an executed counterpart to the IT Transition Services Agreement;

(xvi)     Buyer shall have delivered to Seller an executed counterpart to the Trademark License Agreement;

(xvii)     Buyer shall have delivered to Seller an executed counterpart to the Branded Pharmaceuticals Distribution Agreement;

(xviii)     Buyer shall have delivered to Seller an executed counterpart to the Administrative Services Agreement;

(xix)     Buyer shall have delivered to Seller an executed counterpart to the Parmed Supply Agreement;

(xx)     Buyer shall have delivered to Seller an executed counterpart to the Animal Health Supply and Distribution Agreement;

(xxi)     Buyer shall have delivered to Seller executed counterparts to the Finance Support Agreements;

(xxii)     Seller shall have received from Dewey Ballantine LLP (solely as to U.S. matters) and outside foreign counsel to Buyer, opinions in form and substance customary for transactions similar to the transactions contemplated hereby and reasonably acceptable to Seller, addressed to Seller, and dated as of the Closing Date;

(xxiii)     Buyer shall have executed and delivered the IRS Form 8023 making the Section 338(h)(10) Election for Alpharma USPD, Inc.; and

(xxiv)     all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

Seller may waive any condition specified in this 00 if it executes a writing so stating at or prior to the Closing.

SECTION 8.     Remedies for Breaches of This Agreement.

(a)     Survival of Representations and Warranties. All of the representations and warranties of Sellers contained in Sections 4(f)-(h), (j)-(m), and (p)-(v) of this Agreement shall survive the Closing and continue in full force and effect for a period of twelve months thereafter. All of the representations and warranties of Buyer and Sellers contained in Section 3 and of Sellers contained in Sections 4(a)-(e) and (n) of this Agreement shall survive the Closing and continue in full force and effect for a period of six years thereafter. All of the representations and warranties of Sellers contained in Section 4(o) of this Agreement shall survive the Closing and continue in full force and effect for a period of five years thereafter. All of the representations and warranties of Sellers contained in 0 of this Agreement shall survive the Closing and continue in full force and effect until thirty days following the expiration of the applicable statute of limitations.

(b)     Indemnification Provisions for Buyer's Benefit. Subject to 00 below, in the event any of the Sellers breaches any of its representations, warranties and covenants (other than a breach of a representation, warranty or covenant in respect of Taxes, which shall be subject exclusively to Section 9(b) below) contained herein, provided that Buyer makes a written claim for indemnification against Seller pursuant to 0 below within the applicable survival period, Sellers, jointly and severally, shall indemnify Buyer and its Affiliates (including, after the Closing Date, the Target Companies and their Subsidiaries) and their respective directors, officers and employees from and against the entirety of any Adverse Consequences any of them has suffered through and after the date of the claim for indemnification by Buyer caused, directly or indirectly, by any of the Sellers' breach. In addition, each of the Sellers, jointly and severally, agrees to indemnify Buyer and its Affiliates (including, after the Closing Date, the Target Companies and their Subsidiaries) and their respective directors, officers and employees from and against the entirety of any Adverse Consequences any of them shall suffer caused, directly or indirectly, by (i) any liability of any of the Sellers or any of their Subsidiaries that is not (A) a liability of the Target Companies or their Subsidiaries or (B) an Assumed Liability, (ii) any Excluded Liabilities, (iii) any Retained Liabilities and (iv) any transfer or disposition of assets or properties by or to any of the Target Companies or their Subsidiaries prior to the Closing.

(c)     Indemnification Provisions for Sellers' Benefit. In the event Buyer breaches any of its representations, warranties and covenants contained herein, provided that Seller makes a written claim for indemnification against Buyer pursuant to 0 below, Buyer shall indemnify each of the Sellers and its Affiliates and their respective directors, officers and employees from and against the entirety of any Adverse Consequences any of them has suffered through and after the date of the claim for indemnification by Seller caused, directly or indirectly, by Buyer's breach. Buyer agrees to indemnify each of the Sellers and its Affiliates and their respective directors, officers and employees from and against the entirety of any Adverse Consequences any of them shall suffer caused, directly or indirectly, by (i) any liability that is an Assumed Liability and (ii) any liability of any of the Target Companies or their Subsidiaries that is not a Retained Liability or an Excluded Liability, except, in each case, to the extent such liability results from a breach of Seller's representations, warranties or covenants under this Agreement.

(d)     Matters Involving Third Parties.

(i)     If any third party shall notify any Person entitled to indemnification under Section 8(b) or 8(c) (the "Indemnified Party") with respect to any matter (a "Third-Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this 0, then the Indemnified Party shall promptly (and in any event within ten business days after receiving notice of the Third-Party Claim) notify the Indemnifying Party thereof in writing; provided, however, that failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure; provided further that any claim with respect to Taxes shall be governed by the procedures set forth in 0 and not by this 0.

(ii)     The Indemnifying Party will have the right at any time within 60 days after having received written notice of a Thirty-Party Claim to assume and thereafter conduct the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages payable solely by the Indemnifying Party, does not impose an injunction or other equitable relief upon the Indemnified Party, includes an unconditional release of the Indemnified Party from the third party in respect of the claim and would not reasonably be expected to result in any future expenses or costs, or otherwise restrict the future activity or conduct of the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim if (A) the Indemnifying Party is also a party to such Third Party Claim and, in the Indemnified Party's good faith judgment and based on the advice of outside counsel, it is advisable for the Indemnified Party to be represented by separate counsel because a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party or (B) the Indemnified Party irrevocably waives its right to indemnification under this Section 8 with respect to such Third-Party Claim. Any Remedial Measures associated with a Third-Party Claim shall be governed by 0 hereof.

(iii)     Unless and until an Indemnifying Party assumes the defense of the Third-Party Claim as provided in 000 above, however, the Indemnified Party may defend against the Third-Party Claim in any manner it may reasonably deem appropriate. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ at its own expense counsel not reasonably objected to by the Indemnifying Party separate from the counsel employed by the Indemnifying Party.

(iv)     In no event will the Indemnified Party consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of each of the Indemnifying Parties (not to be unreasonably withheld), unless the Indemnified Party shall have irrevocably and expressly waived in writing its right to indemnification under this Section 8 with respect to such Third-Party Claim.

(e)     Limitations on Indemnification

(i)     Notwithstanding the foregoing, no Seller shall be required to indemnify Buyer for any Adverse Consequences arising from Sellers' breach of any representations or warranties contained in Sections 4(f)-(v) of this Agreement unless and until the aggregate amount of all such claims is at least 1% of the Purchase Price (and Sellers shall only be required to indemnify Buyer for such claims in excess of such amount). Sellers' aggregate liability under this 0 for breaches of any representations or warranties contained in Sections 4(f)-(v) of this Agreement and for any claims pursuant to 0 is limited to an amount equal to 20% of the Purchase Price.

(ii)     Notwithstanding anything to the contrary herein, none of the Sellers shall be obligated to indemnify Buyer against any Adverse Consequences arising from or relating to any claim or liability to the extent such claim or liability and the Adverse Consequences therefrom are taken into account in determining the adjustment to the Preliminary Purchase Price pursuant to 0 above.

(iii)     None of the Sellers shall be obligated to indemnify Buyer against any Adverse Consequences arising from or relating to any Remedial Measures except to the extent such Remedial Measures are (a) required by Environmental, Health, and Safety Requirements or (b) reasonably undertaken in response to a Third-Party Claim, and then only to the extent of any such action, approved by the Sellers (such approval not to be unreasonably withheld, delayed or conditioned and subject to Buyer's right, acting reasonably, to take actions in response to exigent circumstances pending receipt of such approval), reasonably necessary to attain compliance in a cost effective manner with Environmental Laws or to resolve in a cost effective manner such Third-Party Claim, in each case assuming continued commercial or industrial use of the subject property and employing risk based standards and institutional controls where available.

(f)     Determination of Adverse Consequences. All indemnification payments under this 0 and under Section 9 below shall be paid by the Indemnifying Party net of any Tax benefit and insurance coverage that may be available to the Indemnified Party. All indemnification under this 0 and under Section 9 below shall be deemed adjustments to the Purchase Price.

(g)     Exclusive Remedy. Subject to Section 11(i), the Parties acknowledge and agree that, after the Closing, the foregoing indemnification provisions in this Section 8 and, with respect to Taxes, the provisions of 0, shall be the exclusive remedy of the Parties with respect to any breach of any representation, warranty or covenant hereunder or with respect to the Acquired Assets, Assumed Liabilities, Excluded Liabilities and Retained Liabilities, including with respect to any environmental, health and safety matters. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that it shall not have any remedy after the Closing for any breach of the representations and warranties in Sections 4(f)-(v) above or for any claim with respect to Taxes under Section 9(b) below, with respect to which Buyer fails to make a written claim for indemnification within the applicable survival period set forth in Section 8(a) above.

SECTION 9.     Tax Matters.

(a)     Tax-Sharing Agreements. Any tax-sharing agreement between Seller and any of the Target Companies or their Subsidiaries shall be terminated as of the Closing Date.

(b)     Tax Indemnification. Subject in each case to Sections 8(f), 8(g), and 11(m), the Sellers shall be responsible for and shall pay, and shall indemnify and hold the Buyer and any of its assignees and Subsidiaries and their respective officers, directors, employees and agents (each a "Tax Indemnitee") harmless from and shall reimburse such Tax Indemnitee for any and all Taxes of or attributable to the Acquired Assets, the Target Companies or the Target Subsidiaries, and any expenses or other losses related thereto that are incurred, suffered or accrued, (A) for any Pre-Closing Period to the extent such Taxes exceed the reserve for Non-Income Tax liabilities included in the Closing Date Pro Forma Balance Sheet, and (B) for (i) any obligation to contribute to the payment of a Tax determined on a consolidated, combined, or unitary basis with respect to any group of which a Target Company or Target Subsidiary is a member prior to the Closing for Taxes in respect of a Pre-Closing Period or a taxable period which includes the Closing Date, (ii) any Taxes of any Person (other than Buyer or its Affiliates) as transferee or successor by contract or otherwise for Taxes in respect of a Pre-Closing Period or (iii) subject to Section 8(a), any misrepresentation, inaccuracy or breach of any representation, or any breach of a warranty or covenant, related to Taxes by any of the Seller, the Share Sellers, the Asset Sellers and/or any of their subsidiaries contained in this Agreement (or in any certificate, document, list or schedule delivered to Buyer or any of its Subsidiaries hereunder) (any of the foregoing, a "Tax Loss"); provided, however, no Tax Loss may be claimed under this Section 9 by any Tax Indemnitee other than a single or aggregated Tax Loss in excess of $100,000. Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, Seller shall have no indemnification obligation pursuant to the foregoing clause (B) for Taxes included in the reserve for Non-Income Tax liabilities included in the Closing Date Pro Forma Balance Sheet.

(c)     Returns for Periods Through the Closing Date.

(i)     Seller shall be responsible for the timely filing (taking into account any extensions received from the relevant tax authorities) of all Tax Returns required by law to (A) be filed by the Asset Sellers, (B) be filed by any of the Target Companies on or prior to the Closing Date, (C) include the Target Companies in a consolidated, combined or unitary Tax Return filed by Seller or any Affiliate (other than the Target Companies and their Subsidiaries) with respect to any taxable period ending prior to or including the Closing Date or (D) any other Income Tax Return of any Target Company that ends on or includes the Closing Date but is filed after the Closing Date (subject, in the case of Tax Returns described in clause (D), to the consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned). All Taxes due and payable with respect to such Tax Returns will be paid by Seller as and when required by law, other than (1) Taxes reflected in the reserve for current Non-Income Tax liabilities included in the Closing Date Pro Forma Balance Sheet and (2) Taxes attributable to the Business that are allocable to a Post-Closing Period, which Taxes shall be paid by Buyer as and when required by law. Such Tax Returns (and Tax Returns described in the first sentence of this 0 that include a Pre-Closing Period) shall be prepared and filed on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by law, a closing agreement or other settlement entered into with a taxing authority, or decision of a judicial authority. Buyer shall be responsible for the filing (or causing to be filed) of all other Tax Returns related to Target Companies or their Subsidiaries and the payment of any Taxes related to such Tax Returns.

(ii)     Seller shall include the income of the U.S. Target Companies and their Subsidiaries (including any deferred items triggered into income by Reg. Section 1.1502-13 and any excess loss account taken into income under Reg. Section 1.1502-19) on Seller's consolidated federal Income Tax Returns for all periods through the end of the Closing Date. The U.S. Target Companies and their Subsidiaries shall furnish Tax information to Seller for inclusion in Seller's federal consolidated Income Tax Return for the period that includes the Closing Date in accordance with the past custom and practice of the U.S. Target Companies and their Subsidiaries. In the case of Income Taxes, the income and expenses of the U.S. Target Companies and their Subsidiaries shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the U.S. Target Companies and their Subsidiaries as of the end of the Closing Date. Taxes other then Income Taxes shall be allocated between the Pre-Closing Period and the Post-Closing Period based on the relative number of days in such taxable period that fall within the Pre-Closing Period or the Post-Closing Period, as the case may be.

(d)     Tax Proceedings. If any third party shall notify any Person entitled to indemnification under Section 9 (the "Tax Indemnified Party") of any Tax audit or proceeding, proposed Tax assessment or other Tax matter (a "Tax Proceeding") which may give rise to a claim for indemnification against any other Party (the "Tax Indemnifying Party") under Section 9, then the Tax Indemnified Party shall promptly (and in any event within ten business days after receiving notice of the Tax Proceeding, with an expedited time frame where necessary to comply with governmental deadlines in connection with such Tax Proceeding) notify the Tax Indemnifying Party thereof in writing; provided, however, that failure to timely give such notification shall not affect the indemnification provided under this Agreement except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Any such notice shall describe in reasonable detail the type of Tax involved in the Tax Proceeding, the tax year(s) at issue and the basis for the Tax Claim against the Tax Indemnifying Party, and shall include a copy of any materials received from the applicable Taxing Authority in connection therewith. In the case of any Tax Proceeding that is subject to this Section 9(d), the Controlling Party shall be entitled to appoint as lead counsel any legal counsel of its choice and shall control the conduct of the Tax Proceeding. In the case of any such Tax Proceeding, (i) the Controlling Party shall provide the Noncontrolling Party with a timely and reasonably detailed account of each stage of the Tax Proceeding and a copy of the portions of all documents relating to the Tax Proceeding that are relevant to any Tax for which the Noncontrolling Party may be required to indemnify or may otherwise be liable, (ii) the Controlling Party shall consult with the Noncontrolling Party before taking any significant action in connection with the Tax Proceeding that might adversely affect the Noncontrolling Party, (iii) the Controlling Party shall consult with the Noncontrolling Party and offer the Noncontrolling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with the Tax Proceeding (including, to the extent practicable, any documents furnished to the applicable Taxing Authority in connection with any discovery request) to the extent such materials concern matters in the Tax Proceeding that could adversely affect the Noncontrolling Party, (iv) the Controlling Party shall defend the Tax Proceeding diligently and in good faith, (v) the Noncontrolling Party shall reasonably facilitate to the extent requested by the Controlling Party, and shall not impede, the Tax Proceeding, and (vi) except in the case of a Tax Proceeding with respect to a consolidated, combined, unitary or group Tax Return of Seller or any of its Subsidiaries for a taxable period that ends on or before the Closing Date (other than such a Tax Return that includes solely Buyer or any of its Subsidiaries), the Controlling Party shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned, of the Noncontrolling Party if such settlement, compromise or abandonment would have an unindemnified adverse impact on the Noncontrolling Party. If the Noncontrolling Party reasonably withholds such consent pursuant to the preceding clause (vi), the parties shall negotiate in good faith to resolve their differences and, failing that, shall submit the matter to binding arbitration with a mutually acceptable arbitrator (with expedited time frames where necessary to comply with governmental deadlines in connection with such audit or proceeding) to resolve the parties' dispute in connection with the Tax Proceeding. "Controlling Party" means (I) Seller for any Tax Proceeding relating to a taxable period that ends on or before the Closing Date, (II) Seller for any Tax Proceeding concerning any consolidated, combined, unitary or group Tax Return that includes Seller or any of its Subsidiaries (except for a consolidated, combined, unitary or group Tax Return that includes solely Buyer or any of its Subsidiaries), and (III) Buyer for any Tax Proceeding relating to a taxable period that includes but does not end on the Closing Date with respect to Buyer or the applicable Subsidiary, or any taxable period that begins after the Closing Date with respect to Buyer or the applicable Subsidiary (other than a Tax Proceeding of which Seller is the Controlling Party pursuant to the preceding clause (II)). "Noncontrolling Party" shall mean (IV) Seller in the case of a Tax Proceeding with respect to which Buyer is the Controlling Party and (V) Buyer in the case of a Tax Proceeding with respect to which Seller is the Controlling Party. The Controlling Party and the Noncontrolling Party shall cooperate reasonably and in good faith in connection with any Tax Proceeding that is subject to this Section 9(d). Notwithstanding any other provision of this Agreement, neither Buyer, any Affiliate of Buyer, nor any other person shall have any right to receive or obtain any information relating to, or have any rights with respect to, any consolidated, combined, unitary or group Taxes or Tax Returns of Seller or any of its Subsidiaries other than information and rights relating solely to items of the Target Companies, the Target Subsidiaries and the Acquired Assets. Furthermore, any rights of Buyer with respect to any consolidated, combined, unitary or group Taxes or Tax Returns of Seller or any of its Subsidiaries shall apply only to the extent that Buyer might be adversely affected, it being understood that any claim or issue that would increase Tax for which Seller is responsible and liable hereunder and decrease Tax for which Buyer is responsible and liable hereunder would not adversely affect Buyer.

(e)     Code Section 338(h)(10) Election.

(i)     At Buyer's option, Seller and Buyer shall join in making an election under Code Section 338(h)(10) (and any corresponding elections under state, local, or foreign tax law) (collectively, a "Section 338(h)(10) Election") with respect to the purchase and sale of the stock of the U.S. Target Companies hereunder. As a condition precedent to Seller making a Section 338(h)(10) Election (other than with respect to Alpharma USPD Inc.), Buyer shall pay to Seller, in cash, the amount of additional consideration necessary to cause Seller's after-Tax net proceeds from the sale of the Target Shares with the Section 338(h)(10) Election to be equal to the after-Tax net proceeds that Seller would have received had the Section 338(h)(10) Election not been made, taking into account all appropriate United States federal, state and local, and non-United States Tax implications (the "Tax Adjustment"). The amount of the Tax Adjustment shall be paid to Seller prior to or at the time Seller signs Forms 8023 and 8883 to make the federal Section 338(h)(10) Election. Seller shall provide Buyer with a schedule computing the amount of the Tax Adjustment within 20 days after the Parties have agreed to the allocation of the Purchase Price pursuant to Section 11(n). In calculating the Tax Adjustment with respect to any Section 338(h)(10) Election, the gain arising from the hypothetical sale of the applicable U.S. Target Company's stock with no Section 338(h)(10) Election (the "Hypothetical Stock Sale") and the hypothetical sale of the Target Company's assets arising from the Section 338(h)(10) Election (the "Hypothetical Asset Sale") each shall be deemed to be taxable at the highest U.S. federal, state and local, and non-U.S. corporate tax rates to which Seller is subject, and any other items of income, deduction, gain, loss or credit of Seller and its Subsidiaries, including any carryover of such items from prior years, shall be ignored; provided that any net operating loss carryover, net capital loss carryover and excess credits attributable to the applicable U.S. Target Company and each other U.S. Target Company (except Alpharma USPD) shall be taken into account to the extent available. In furtherance of the cooperation provisions in Section 9(i), Seller will furnish Buyer with such information and assistance as Buyer may reasonably request to enable Buyer to determine the desirability and consequences of a making Section 338(h)(10) Election with respect to any of the U.S. Target Companies other than Alpharma USPD Inc., and all determinations required pursuant to this clause (i) shall be made in good faith.

(ii)     Notwithstanding the foregoing, Buyer and Seller shall jointly execute at the Closing and shall file a Section 338(h)(10) Election with respect to the purchase and sale of the stock of Alpharma USPD Inc., and no Tax Adjustment shall be payable by Buyer in connection with such election. The Purchase Price allocated to the Alpharma USPD Inc. shares shown on the Allocation Schedule (as the amount so shown is adjusted pursuant to Section 11(n) to reflect any adjustment to the Preliminary Purchase Price pursuant to Section 2(f)) shall be increased to the extent necessary (but only to the extent necessary) to ensure that the aggregate tax basis of the assets of Alpharma USPD Inc., as determined for U.S. federal income tax purposes, is not reduced, immediately following the Closing Date, as a result of the Section 338(h)(10) Election. Any such increase shall reduce the amount of Purchase Price allocated to the shares of the other U.S. Target Companies in a matter mutually agreed by Buyer and Seller. Buyer and Seller shall cooperate in good faith, and each shall provide to the other such assistance as the other may reasonably request, to effect the adjustments described in this clause (ii).

(iii)     Except to the extent permitted or required by this 00, neither Buyer nor any of the Target Companies, nor any of their Affiliates, shall make any election under Code Section 338 with respect to the transactions contemplated by this Agreement.

(f)     Indemnification for Post-Closing Transactions. Buyer agrees to indemnify Seller for any additional Tax owed by Seller (or any of its Subsidiaries) (including Tax owed by Seller (or any of its Subsidiaries) due to this indemnification payment) resulting from (i) any transaction engaged in by Buyer, the Target Companies or their Subsidiaries not in the Ordinary Course of Business on the Closing Date after Buyer's purchase of the Target Shares or (ii) any action taken by Buyer, or after Closing by any Target Company or any Subsidiary of a Target Company, during or in respect of a taxable year of Seller that precedes or includes the Closing Date not in the Ordinary Course of Business, in each case that affects the amount, timing or character to Seller and its Subsidiaries of any Tax item relating to the Target Companies or their Subsidiaries. Seller agrees to indemnify Buyer (or any of its Subsidiaries) for any additional Tax owed by Buyer (or any of it Subsidiaries) (including Tax owed by Buyer (or any of it Subsidiaries) due to this indemnification payment) resulting from any action taken by Seller after the Closing not in the Ordinary Course of Business, in each case that affects the amount, timing or character to Buyer or its Subsidiaries of any Tax item relating to the Target Companies or their Subsidiaries. For purposes of this Section 9(f), the making of any Section 338(h)(10) Election pursuant to Section 9(e) and any consequences deemed to occur as a result of such election shall not be treated as an action that is outside of the Ordinary Course of Business.

(g)     Post-Closing Transactions Not in Ordinary Course. Buyer and Seller agree to report all transactions not in the Ordinary Course of Business relating to the Target Companies or Target Subsidiaries and occurring on the Closing Date after Buyer's purchase of the Target Shares on Buyer's federal Income Tax Return to the extent permitted by Reg. Section 1.1502-76(b)(1)(ii)(B).

(h)     Tax Refunds and Credits. Subject to the following sentence, any Tax refunds that are received by Buyer or any Target Company or any Target Subsidiary, and any amounts credited against Tax to which Buyer or any Target Company or any Target Subsidiary becomes entitled, that relate to a Pre-Closing Period shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto, to the extent such refund or credit exceeds the amount reserved therefor as a Tax asset on the Closing Date Pro Forma Balance Sheet. Any Income Tax refunds that are received by Seller or any affiliate (other than Target Company or any Target Subsidiary), and any amounts credited against Income Tax to which Seller or any affiliate (other than any Target Company or any Target Subsidiary) becomes entitled, that are attributable to a carryback of Post-Closing Tax losses or credits attributable to the Business or any Target Company or Target Subsidiary, shall be for the account of Buyer, and Seller shall pay over to Buyer any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto, provided that this sentence shall apply only to the extent that such Post-Closing Tax losses or credits are required by law to be carried back to a Pre-Closing Period and such carryback cannot be waived. To the extent requested by Seller, and at Seller's expense, Buyer shall reasonably cooperate with Seller in applying for and obtaining any available Tax refunds with respect to Pre-Closing Periods.

(i)     Cooperation. Buyer, on the one hand, and Seller (on behalf of its Affiliates), on the other, agree, in each case to the extent reasonably requested by the other Party and at no cost to the other party, to (i) furnish to the other party in a timely manner information and documents for purposes of preparing any original or amended Tax Returns to which 0 applies and contesting or defending any Audit, (ii) cooperate in any Audit, (iii) retain and provide on demand books, records, documentation or other information relating to any Tax Return until the later of (A) the expiration of the applicable statute of limitations (giving effect to any extension, waiver, or mitigation thereof) and (B) in the event any claim is made under this Agreement for which such information is relevant, until a final determination, as defined under Section 1313(a) of the Code, with respect to such claim; and (iv) take such action as such other party may deem appropriate in connection therewith. From the execution of this Agreement through the Closing Date, none of the Sellers (to the extent it relates to the Business), the Target Companies or the Target Subsidiaries that are organized under the laws of a Core Jurisdiction shall (1) make or change any election in respect of Taxes, (2) adopt or change any accounting method in respect of Taxes, (3) enter into any closing agreement, (4) settle any material claim or assessment in respect of Taxes, (5) consent to any extension or waiver of any statute of limitation applicable to any claim or assessment in respect of Taxes (to the extent it relates to the Business), or (6) amend any Tax Return, in each case in a manner that would adversely affect Buyer, without the consent of Buyer, which shall not be unreasonably delayed, conditioned or withheld; provided that the foregoing limitation shall not apply with respect to the actions described in clauses (3) through (6) above in the case of a consolidated, combined, unitary or group Tax Return of Seller or any of its Subsidiaries (other than a Tax Return that includes solely one or more Target Companies or Target Subsidiaries), or a Tax relating to such a Tax Return. After the Closing, the Buyer shall not (to the extent it relates to the Business), and shall not permit any of the Target Companies or the Target Subsidiaries that are organized under the laws of a Core Jurisdiction to, make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, consent to any extension or waiver of any statute of limitation applicable to any claim or assessment in respect of Taxes (to the extent it relates to the Business), or amend any Tax Return, in each case with respect to a Pre-Closing Period and in a manner that would adversely affect Seller, without the consent of Seller, which shall not be unreasonably delayed, conditioned or withheld.

(j)     VAT.

(i)     Subject to Section 9(j)(ii), the consideration specified for all supplies made or deemed to be made under or in connection with this Agreement shall be exclusive of VAT. Seller and Buyer shall procure that any of their respective Affiliates receiving the supply in question shall pay to the Person making that supply (in addition to the specified consideration) all VAT for which the Person making the supply is required by any Taxing Authority to charge in relation to that supply. All VAT payable under this Agreement shall be paid two business days before that Person has to account for the same and the supplier shall provide a VAT invoice.

(ii)     The Parties intend that any sale of the Acquired Assets within the European Union will be treated by the relevant Taxing Authority as a TOGC and the Parties shall use their reasonable efforts to procure that any such sale is so treated. This obligation shall not require Seller or the Asset Sellers to make any appeal to any tribunal or court of law against any determination of any Taxing Authority that the sale does not amount to a TOGC, unless Buyer shall by such date as shall reasonably allow Seller to make such appeal or challenge within any applicable time limit give written notice to Seller that it requires such appeal or challenge to be made and shall first agree to indemnify Seller against all irrecoverable costs and expenses that Seller may incur by taking any such action.

(iii)     Seller and Buyer shall procure that the Person retaining at the Closing the VAT records relating to a Business that is sold shall preserve such records for such periods as may be required by the relevant law and during such periods shall permit the other Party or its agents at all reasonable times and subject to reasonable written notice to inspect and take copies of such records at the cost of the Person requesting such inspection and/or copies.

(iv)     If it is finally determined by the relevant Taxing Authority that any sale of the Acquired Assets under this Agreement does not constitute a TOGC, then Buyer shall procure that VAT chargeable shall be paid by the relevant Affiliate to the relevant Asset Seller two business days before the Asset Seller has to account for the same and against production of a valid VAT invoice and any VAT records provided by the Asset Seller to the Buyer or Buyer's Affiliate shall be returned to the Asset Seller. Buyer shall indemnify or procure that such Affiliate shall indemnify the Asset Seller on an after Tax basis against any penalty and interest charges incurred by the Asset Seller to any Taxing Authority in relation to such VAT.

(k)     Exclusive Tax Remedy. The rights and obligations of the Parties with respect to indemnification for any and all Tax matters shall be governed solely by the provisions of this Section 9 and Sections 8(a), 8(c) (which shall apply to any Tax Claim without regard to the limitations of Section 8(e), but with regard to the Tax Loss dollar threshold specified in Section 9(a)), 8(f) and 8(g), but shall not be subject to the provisions of Sections 8(b), 8(d) and 8(e).

SECTION 10.     Termination.

(a)     Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i)     Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)     Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event (A) Sellers has within the then previous ten business days given Buyer any notice pursuant to 0 above and (B) the development that is the subject to the notice has had a Material Adverse Effect:

(iii)     Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of thirty days after the notice of breach or (B) if the Closing shall not have occurred on or before April 16, 2006, by reason of the failure of any condition precedent under 0 hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iv)     Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of thirty days after the notice of breach or (B) if the Closing shall not have occurred on or before April 16, 2006, by reason of the failure of any condition precedent under 0 hereof (unless the failure results primarily from Seller breaching any representation, warranty, or covenant contained in this Agreement); and

(k)     Effect of Termination. If any Party terminates this Agreement pursuant to 0 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in 0 above shall survive termination.

SECTION 11.     Miscellaneous.

(a)     Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its commercially reasonable efforts to advise the other Parties prior to making the disclosure) and any Party may issue a press release upon entering into this Agreement after reasonable consultation with the other Parties.

(b)     No Third-Party Beneficiaries. Other than as explicitly set forth herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)     Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d)     Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), and (iii) assign its rights and interests herein to its lenders and the agents therefor as collateral security under any applicable agreements, indentures or other debt instruments.

(e)     Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f)     Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)     Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to any of the Sellers:

Alpharma Inc. One Executive Drive Fort Lee, New Jersey 07024 Attention: Executive Vice President and Chief Financial Officer Facsimile: (201) 947-0046

with a copy to:

Alpharma Inc. One Executive Drive Fort Lee, New Jersey 07024 Attention: Executive Vice President and Chief Legal Officer Facsimile: (201) 592-1481

and a copy to:

Kirkland & Ellis LLP 153 East 53rd Street 39th Floor New York, New York 10022 Attention: Andrew E. Nagel, Esq. Facsimile: (212) 446-4900

If to Buyer:

Actavis Group hf Reykjavikurvegi 76-78, 220 Hafnarfirdi, Iceland Attention: Johannes Sigurdsson, Esq. (General Counsel) Facsimile: +354 535-2301

with a copy to:

Dewey Ballantine LLP 1301 Avenue of the Americas New York, NY 10019 Attention: Michael J. Aiello, Esq. Facsimile: (212) 259-6333

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(h)     Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(i)     Specific Performance. Each Party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such Party and that any such breach would cause the other Parties thereto irreparable harm. Accordingly, notwithstanding anything herein to the contrary, each Party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such Party, the other Parties hereto shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders of specific performance.

(j)     Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller (on behalf of itself and each of the other Sellers). No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k)     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l)     Expenses. Except as otherwise expressly provided herein, Buyer and Seller, on behalf of the other Sellers and the Target Companies and their Subsidiaries, each will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(m)     Transfer Taxes. Notwithstanding the foregoing, but subject to Section 9(e), all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, as well as the cost of the filing of all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, shall be borne and paid equally by Seller and Buyer when due, and Seller and Buyer shall file all necessary Tax Returns and other documentation required to be filed by it with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. For the avoidance of doubt, the Taxes described in this Section 11(m) shall be governed by this Section 11(m) and not by Section 8 or 9.

(n)     Allocation of Purchase Price. The Parties agree that the Purchase Price (and other capitalized costs) will be allocated among the Asset Sellers, the Share Sellers and the Note Sellers for all purposes (including Tax and financial accounting purposes) as shown on (or pursuant to the methodology provided by) the Allocation Schedule attached hereto. Within 90 days following the Closing Date (or such later time as may be reasonable after the Purchase Price is determined), Buyer shall prepare and deliver to Seller a schedule that further allocates (i) the portion of the Purchase Price (and other capitalized costs) shown on the Allocation Schedule for each Asset Seller, together with the Assumed Liabilities applicable to such Asset Seller, among the Acquired Assets sold by such Asset Seller to Buyer, and (ii) the portion of the Purchase Price (and other capitalized costs) shown on the Allocation Schedule for each seller of Target Shares among the Target Companies sold by such seller; provided that, if the Parties make a Section 338(h)(10) election with respect to the sale of the U.S. Target Companies, such schedule shall allocate the portion of the Purchase Price (and other capitalized costs) attributable to each U.S. Target Company, together with the liabilities of such Target Company, among the assets of such U.S. Target Company. If Buyer does not receive written notice of Seller's objection to such allocation within 30 days of its delivery to Seller, then such allocation shall be the final allocation and each of Seller, Buyer and their respective Affiliates shall report, act, and file Tax Returns (including Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by Buyer. If the Purchase Price is subsequently adjusted, the adjusted Purchase Price shall be reasonably allocated among the assets in a manner agreed by Buyer and Seller consistent with the methodology previously used.

(o)     Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean "including without limitation".

(p)     Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(q)     Governing Language. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

ALPHARMA INC.

By:	/s/ Ingrid Wiik
Name: Ingrid Wiik
Title: Vice Chairman of the Board, President and Chief Executive Officer

ALPHARMA BERMUDA g.P.
by: Alpharma (Bermuda) Inc.
Its: General Partner

By:	/s/ Einar Thorstensen
Name: Einar Thorstensen
Title:

BARRE PARENT CORPORATION

By:	/s/ Matthew Farrell
Name: Matthew Farrell
Title: President

Purepac Pharmaceutical Holdings, Inc.

By:	/s/ Robert F. Wrobel
Name: Robert F. Wrobel
Title: Secretary

Alpharma U.S. Inc.

By:	/s/ Matthew Farrell
Name: Matthew Farrell
Title: President

ALPHARMA (U.K.) LIMITED

By:
Name:
Title:

COX INVESTMENTS LIMITED

By:
Name:
Title:

Alpha-Lux Investments S.a.r.l.

By:	/s/ Robert F. Wrobel
Name: Robert F. Wrobel
Title: Manager

By:	/s/ Einar Thorstensen
Name: Einar Thorstensen
Title: Manager

Alpharma ApS

By:	/s/ Ingrid Wiik
Name: Ingrid Wiik
Title: Member of the Board

By:	/s/ Carl Aake Carlsson
Name: Carl-Aake Carlsson
Title: Member of Board

Alpharma Holding, Inc.

By:	/s/ Einar Thorstensen
Name: Einar Thorstensen
Title: Secretary

Alpharma AS

By:	/s/ Ingrid Wiik
Name: Ingrid Wiik
Title: Chairman of the Board

By:	/s/ Carl Aake Carlsson
Name: Carl-Aake Carlsson
Title: Member of the Board

ACTAVIS GROUP HF.

By:	/s/ Robert Wessman
Name: Robert Wessman
Title: President and Chief Executive Officer